Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

among

ALPS HOLDINGS, INC.,

a Delaware corporation,

DST SYSTEMS, INC.,

a Delaware corporation,

KETTLE HOLDINGS, INC.,

a Delaware corporation,

and

LM ALPS SR LLC,

as Representative of the Company Stockholders and Participating Optionholders

July 19, 2011

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Pre-Closing Percentage
Exhibit C	Form of Letter of Transmittal
Exhibit D	Working Capital Schedule (calculated as of May 31, 2011)
Exhibit E	Form of Participation Agreement

SCHEDULES

Disclosure Schedule

Schedule A	List of Participating Equityholders
Schedule B	Certain Definitions and Provisions

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is entered into on July 19, 2011, between ALPS Holdings, Inc., a Delaware corporation (the “Company”), DST Systems, Inc., a Delaware corporation (“Parent”), Kettle Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LM ALPS SR LLC, a Delaware limited liability company (the “Representative” and together with Parent, Merger Sub and the Company, the “Parties”), on behalf of the Company Stockholders and Participating Optionholders.

The Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

The Board of Directors of each of Merger Sub and the Company have each adopted a resolution declaring the advisability of the Merger, the Board of Directors of Parent has adopted a resolution approving this Agreement, the Company has determined that the Merger is in the best interest of its stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub.

Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company and all of the outstanding, fully vested, in-the-money Options (as hereafter defined) shall be converted into the right to receive cash consideration in the Merger, upon the terms and subject to the conditions as provided herein.

As a condition to, and in connection with, the execution of this Agreement, the Company expects to deliver to Parent and Merger Sub within two (2) hours following the execution and delivery of this Agreement the irrevocable written consent of the Company Stockholders in lieu of a meeting that constitutes the Requisite Stockholder Approval.

Simultaneously with the execution of this Agreement, certain Company Stockholders set forth on Schedule A hereto (collectively, the “Participating Equityholders”) and Parent have entered into Support and Indemnity Participation Agreements (collectively, the “Participation Agreements”), pursuant to which the Participating Equityholders have agreed, among other things, to vote in favor of and otherwise support the transactions contemplated by this Agreement, make certain representations and warranties and covenants to Parent and provide certain indemnification to Parent.

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,  the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

“Acquired Companies” means the Company, together with the Company Subsidiaries.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, investigation or formal inquiry, order or government charge, whether civil, criminal or administrative.

“Actual Working Capital” has the meaning set forth in Section 3.05(b).

“Administrator Subsidiary” means ALPS Fund Services, Inc.

“Advisory Subsidiary” means ALPS Advisors, Inc.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Aggregate Preferred Share Dividend Consideration” means (w) (A) the Series A-1 Preferred Per Share Dividend Consideration multiplied by (B) the number of shares of Series A-1 Preferred that are issued and outstanding immediately prior to the Effective Time, plus (x) (A) the Series A-2 Preferred Per Share Dividend Consideration multiplied by (B) the number of shares of Series A-2 Preferred that are issued and outstanding immediately prior to the Effective Time, plus (y) (A) the Series B Preferred Per Share Dividend Consideration multiplied by (B) the number of shares of Series B Preferred that are issued and outstanding immediately prior to the Effective Time plus (z) (A) the Series C Preferred Per Share Dividend Consideration multiplied by (B) the number of shares of Series C Preferred that are issued and outstanding immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preface above.

“ALPS Advised Fund” means each corporation, business trust or other vehicle, or one or more series thereof (a “Fund”), for collective investment the interests in which are publicly offered and that is registered with the SEC as an investment company under the Investment Company Act, but only during the period with respect to which the Advisory Subsidiary acted or acts as the investment adviser to such Fund.

“ALPS Fund SEC Documents” means any registration statement, annual and semi-annual report, or periodic report filed by any ALPS Advised Fund with, or furnished by any ALPS Advised Fund to, the SEC pursuant to the Investment Company Act, the Securities Act or the Exchange Act.

“Applicable Date” has the meaning set forth in Part 1 of Schedule B hereto.

“Applicable Per Share Merger Consideration” has the meaning set forth in Section 3.02(a).

“Applicable Revenue Percentage” has the meaning set forth in Part 3 of Schedule B hereto.

“Audited Balance Sheet” has the meaning set forth in Section 4.07(a)(i).

“Base Date” means May 31, 2011.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Colorado are authorized or obligated to close.

“Cash Equivalents” means (A) (i) cash in the bank accounts of the Acquired Companies, plus (ii) demand deposits or similar accounts plus (iii) short-term highly liquid investments with original maturities of ninety (90) days or less, in each case, as determined in accordance with GAAP plus (iv) to the extent not otherwise reflected in the current assets included in the computation of Actual Working Capital, all outstanding (uncleared) checks or money orders payable to the Acquired Companies, minus (B) an amount equal to the sum of (i) to the extent not otherwise reflected in the current liabilities included in the computation of Actual Working Capital, all outstanding (uncleared) checks or money orders payable by the Acquired Companies, plus (ii) as of any date of measurement, any bank overdrafts applicable to the bank accounts of the Acquired Companies.  Cash Equivalents may be a positive or negative amount.

“Certificate of Incorporation” means the Company’s Third Amended and Restated Certificate of Incorporation as filed on May 14, 2009.

“Certificate of Merger” has the meaning set forth in Section 2.02.

“Certificates” has the meaning set forth in Section 3.02(a).

“Client” as of any date means a Distribution Client or an Investment Advisory Client.  Schedule 3.06 sets forth for each Client the Per Client Revenue Run-Rate for such Client as of the Base Date.  The parties acknowledge certain Persons to which Acquired Companies provide more than one type of service, and are listed on Schedule 3.06 separately in respect of some or all of such services, are treated for purposes of this Agreement as more than one Client.

“Client Liabilities” means expenses and other liabilities of the Acquired Companies’ clients which are paid by the Acquired Companies on such clients’ behalf and which are of a type reflected as “Pass Through Accounts” and “Fifth Third Liabilities” on the Most Recent Balance Sheet and/or the Working Capital Schedule attached hereto or which will be reflected in the calculation of Estimated Working Capital on the Closing Certificate or in the calculation of Working Capital on the Closing Statement, in each case subject to the terms of and in accordance with the requirements of this Agreement.

“Closing” has the meaning set forth in Section 2.07.

“Closing Certificate” has the meaning set forth in Section 3.04(a).

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Revenue Merger Consideration Adjustment” has the meaning set forth in Part 3 of Schedule B hereto.

“Closing Statement” has the meaning set forth in Section 3.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Merger Consideration” means an amount equal to the quotient of (x) (i) the Merger Consideration minus (ii) the Aggregate Preferred Share Dividend Consideration, plus (iii) the Option Exercise Proceeds, divided by (y) (i) the total number of Common Shares outstanding as of immediately prior to the Effective Time plus (ii) the total number of Common Shares that would be issued upon exercise in full of all outstanding Participating Options as of immediately  prior to the Effective Time, assuming such exercise on a cash basis, not a net exercise or other cashless basis.

“Common Share” means each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (including any Common Stock issued or deemed issued or issuable upon the exercise in full of any Preferred Stock conversion rights in accordance with the Certificate of Incorporation).

“Common Stock” means the Common Stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preface above.

“Company Intellectual Property” means all (a) Company Registered Intellectual Property and (b) unregistered Intellectual Property Rights owned by any Acquired Company to the extent such unregistered Intellectual Property Rights are material to the operation of the businesses of the Acquired Companies.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company Shares” means the shares of Preferred Stock and Common Stock that are issued and outstanding immediately prior to the Effective Time.

“Company Software” has the meaning set forth in Section 4.13(d).

“Company Stockholder Indemnified Parties” has the meaning set forth in Section 10.05.

“Company Stockholders” means the holders of all issued and outstanding Company Shares immediately prior to the Effective Time.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means the fees and expenses payable by the Company Stockholders and Participating Optionholders (or the Acquired Companies on behalf of the Company Stockholders and Participating Optionholders) arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby and not paid prior to the Effective Time, including (i) all fees and expenses payable to the Company’s financial advisors, legal counsel, accountants, consultants or other agents (including Morgan Stanley & Company Incorporated, Kirkland & Ellis LLP and BKD, LLP), (ii) any severance, retention or stay bonus or other compensatory or bonus payments of any kind triggered by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any fees and expenses payable to Lovell Minnick or any of its investment funds, or its or their Affiliates, under any management services agreement or otherwise.

“Competing Transaction” has the meaning set forth in Section 7.16.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated March 25, 2011 between the Company and Boston Financial Data Services, Inc., as the same may be amended or modified from time to time.

“Damages” has the meaning set forth in Section 10.03.

“Deductible” has the meaning set forth in Section 10.04(b).

“Denominator Revenue Run-Rate” as of any date means the sum determined by adding, for each Client as of such date, the Per Client Revenue Run-Rate for such Client.

“Designated Persons” has the meaning set forth in Section 7.07.

“DGCL” has the meaning set forth in the preface above.

“Disclosure Schedule” has the meaning set forth in Section 11.15.

“Dispute Notice” has the meaning set forth in Section 3.05(b).

“Dissenters’ Rights Notice” has the meaning set forth in Section 7.14.

“Dissenting Shares” has the meaning set forth in Section 3.03.

“Dissenting Stockholder” has the meaning set forth in Section 3.03.

“Distribution Client” means a Client to which one or more of the Acquired Companies provides distribution services pursuant to an agreement that will terminate by its terms or under the Investment Company Act upon the consummation of the transactions contemplated by this Agreement.

“Distribution Client Consent” means as to any Distribution Client the approval by the board of directors of such Distribution Client of a new distribution agreement in accordance with applicable Law, which such agreement shall be effective from and after the Closing.

“Distributor Subsidiary” means each of ALPS Distributors, Inc. and FTAM Distributors, Inc.

“Effective Time” has the meaning set forth in Section 2.02.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement, including each stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan and each severance, termination pay, deferred compensation, retirement, welfare benefit, bonus, incentive or material fringe benefit plan, agreement, contract, program or policy.

“Employee Welfare Benefit Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA.

“Environmental Requirements” shall mean all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect as of the Closing Date.

“Equity Incentive Plan” means the ALPS Holdings, Inc. 2009 Equity Incentive Plan, as the same may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Escrow Amount will be deposited at the Closing.

“Escrow Agent” means Wells Fargo Bank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be entered into at the Closing by Parent, the Representative and the Escrow Agent.

“Escrow Amount” has the meaning set forth in Part 2 of Schedule B hereto.

“Estimated Working Capital” means the estimated Working Capital of the Acquired Companies as of the close of business on the Business Day immediately prior to the Closing Date, determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet and the Working Capital Schedule attached hereto as Exhibit D (the “Working Capital Schedule”).

“Exempt Claims” has the meaning set forth in Section 10.04(c).

“Exempt Claims Damages” has the meaning set forth in Section 10.04(d).

“Excluded Advised Fund” means EGA Emerging Global Shares Trust and each of its underlying funds.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10.01.

“Final Allocation Schedule” has the meaning set forth in Section 3.04(a).

“Financial Statements” has the meaning set forth in Section 4.07(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fund” has the meaning set forth in the definition of ALPS Advised Fund.

“Fund Board” means the board of directors or trustees of an ALPS Advised Fund.

“Fund Consent” has the meaning set forth in Section 6.05(a).

“Fundamental Representations” has the meaning set forth in Section 10.01.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Governmental Authority” means any (i) United States federal, state, local, municipal, or foreign government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, arbitrator or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, arbitral or taxing authority, or power of any nature, including FINRA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Persons” has the meaning set forth in Section 7.16.

“Improvements” has the meaning set forth in Section 4.11(c).

“Income Tax” means any federal, state, local or foreign income Tax, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures or notes (other than any surety bonds or similar instruments issued in the ordinary course of business), (iii) obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person, (iv) obligations of such Person under or pursuant to any capital leases (determined in accordance with GAAP), (v) obligations of such Person pursuant to any interest rate protection, swap agreements or collar arrangements, currency or commodity derivative or hedging transactions, in each case, valued at the termination value thereby, (vi) obligations in respect of any “earn-outs” or other obligations for the deferred purchase price of assets, property, goods or services (other than trade payables or accruals incurred in the ordinary course of business) and (vii) accrued interest, prepayment premiums, breakages fees or penalties related to any of the foregoing.  Notwithstanding the foregoing, Indebtedness does not include (A) any operating lease obligations, (B) any intercompany obligations between or among the Company or any Company Subsidiary, and (C) any contingent indemnity obligations.

“Indemnified Party” has the meaning set forth in Section 10.02.

“Indemnifying Party” has the meaning set forth in Section 10.02.

“Intellectual Property Rights” means all rights, title and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, copyrights, mask work rights, confidential information, trade secrets, database rights and all other proprietary rights in Technology; (ii) trademarks, service marks, trade dress, trade names, brands, slogans, logos, corporate names and Internet domain names, together with all of the goodwill associated with any of the foregoing; and (iii) any and all registrations, applications for registration, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing, in each case, including all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Advisory Arrangement” means any contract or agreement under which the Advisory Subsidiary acts as an investment adviser or sub-adviser to any ALPS Advised Fund.

“Investment Advisory Client” means any Client to which one or more of the Acquired Companies provides services pursuant to an Investment Advisory Arrangement.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Item of Dispute” has the meaning set forth in Section 3.05(b).

“IT Vendor” has the meaning set forth in Part 1 of Schedule B hereto.

“IT Vendor Agreement” has the meaning set forth in Part 4 of Schedule B hereto.

“Knowledge,” means (A) with respect to the Acquired Companies, the actual knowledge after reasonable investigation of Edmund J. Burke, Jeremy O. May, Thomas A. Carter, John C. Donaldson, Troy A. Duran, Daniel P. Dolan, Bradley J. Swenson and Robert Szydlowski, and (B) with respect to Parent, the actual knowledge after reasonable investigation of the Chief Executive Officer, the Chief Operating Officer and President and the Chief Financial Officer of Parent.

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Leased Real Property” means all of the Acquired Companies’ leasehold or subleasehold estates in any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) entered into by any Acquired Company, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Acquired Company holds any Leased Real Property or rights to occupy Leased Real Property.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liberty Consent” has meaning set forth in Part 1 of Schedule B hereto.

“Licensed Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Licensed Software” has the meaning set forth in Section 4.13(d).

“Lien” means with respect to any property or asset, any mortgage, pledge, lien, encumbrance, restriction, easement, charge, security interest or other adverse claim of any kind in respect of such property or asset.

“Lovell Minnick” means Lovell Minnick Partners LLC, a Delaware limited liability company.

“Material Adverse Effect” means a change, effect, event or circumstance that is or would reasonably be expected to be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole, but shall exclude any changes, effects, events or circumstances related to or resulting from (i) general economic, banking, currency, capital market, regulatory, political, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, weather conditions, acts of God or other force majeure events) (so long as such changes, effects, events or circumstances do not have a disproportionate effect on the Acquired Companies in the aggregate relative to other participants in the industries in which the Acquired Companies operate), (ii) general business or economic conditions affecting the industries in which the Acquired Companies operate, including changes in economic or market conditions or changes in prevailing interest rates, or currency exchange rates in the U.S. or foreign securities markets (so long as such changes, effects, events or circumstances do not have a disproportionate effect on the Acquired Companies in the aggregate relative to other participants in the industries in which the Acquired Companies operate), (iii) the taking by the Company of any action contemplated to be taken by it under this Agreement, the announcement of this Agreement or the transactions contemplated hereby by the Company or any of its Affiliates in a manner permitted by Section 7.02, or the announcement of this Agreement or the transactions contemplated hereby by the Parent or any of its Affiliates, (iv) any reduction in the level of assets under management of the Company in and of itself (for the avoidance of doubt, any underlying cause for any such reduction shall not be excluded by this clause (iv)) or (v) any adverse change in or effect on the Acquired Companies that is caused by any delay in consummating the Closing as a result of any violation or breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement.

“Material Contracts” has the meaning set forth in Section 4.14(b).

“Measurement Date” has the meaning set forth in Part 3 of Schedule B hereto.

“Merger” has the meaning set forth in the preface above.

“Merger Consideration” means (a) $250,000,000, minus (b) the Net Indebtedness as of immediately prior to the Closing, minus (c) the excess, if any, of the Target Working Capital over the Estimated Working Capital, plus (d) the excess, if any, of the Estimated Working Capital over the Target Working Capital, minus (e) the Company Transaction Expenses, minus (f) the Closing Revenue Merger Consideration Adjustment.

“Merger Sub” has the meaning set forth in the preface above.

“Minor Claim” has the meaning set forth in Section 10.04(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 4.07(a)(ii).

“Most Recent Financial Statements” has the meaning set forth in Section 4.07(a)(ii).

“Net Indebtedness” means, as of any given date, (i) the Indebtedness of the Acquired Companies minus (ii) the Cash Equivalents (excluding Restricted Cash and Regulatory Cash) of the Acquired Companies.

“New Management Arrangements” has the meaning set forth in Part 5 of Schedule B hereto.

“New Plans” has the meaning set forth in Section 7.06(a).

“Non-Exempt Claims” has the meaning set forth in Section 10.11(a).

“Numerator Revenue Run-Rate” as of any date means the sum determined by adding, for each Client which is a Qualified Client as of such date, the Per Client Revenue Run-Rate for such Client.

“Off-the-Shelf Software” means Software, other than open source Software, obtained from a third party (i) on general commercial terms and which, as of the date hereof, is available on such commercial terms, (ii) that is not distributed with or incorporated in any product sold or distributed by the Company or any of its Subsidiaries, (iii) that is used for business infrastructure or other internal purposes, and (iv) was licensed for fixed payments of less than $50,000 in the aggregate or annual payments of less than $25,000.

“Option” has the meaning set forth in Section 3.01(h).

“Option Exercise Proceeds” means an amount equal to the aggregate exercise price of all of the Participating Options.

“Option Payment” has the meaning set forth in Section 3.01(h).

“Out-Licensed Intellectual Property” has the meaning set forth in Section 4.13(a).

“Owned Software” has the meaning set forth in Section 4.13(d).

“Parent” has the meaning set forth in the preface above.

“Parent Indemnified Parties” has the meaning set forth in Section 10.03.

“Participating Option” has the meaning set forth in Section 3.01(h).

“Participating Optionholder” has the meaning set forth in Section 3.01(h).

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Client Revenue Run-Rate” for a Client means the gross revenue of the Acquired Companies generated in connection with any investment advisory or distribution services provided to such Client during the one-month period ending on the Base Date, as set forth for each Client on Schedule 3.06 attached hereto.

“Per Share Portion” means a fraction, (x) the numerator of which is one, and (y) the denominator of which is (i) the total number of Common Shares outstanding as of immediately prior to the Effective Time plus (ii) the total number of Common Shares that would be issued upon exercise in full of all outstanding Participating Options, assuming such exercise immediately prior to the Effective Time on a cash basis, not a net exercise or other cashless basis.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith in appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the books of the Acquired Companies, (ii) landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, be material to the Acquired Companies or which are being contested in good faith in appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the books of the Acquired Companies, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of the Leased

Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the businesses of the Acquired Companies or any violation of which would not, individually or in the aggregate, be material to the Acquired Companies, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the businesses of the Acquired Companies or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto, (vi) outbound non-exclusive licenses to Intellectual Property Rights granted to customers of the Acquired Companies in the ordinary course of business consistent with past practices, and (vii) the Liens set forth on Schedule 1.01 hereto.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Personal Information” has the meaning set forth in Section 4.13(h).

“Pre-Closing Percentage” means, for each Company Stockholder and Participating Optionholder, a fraction, the numerator of which is the number of issued and outstanding Common Shares and/or Common Shares underlying Participating Options held by such Company Stockholder and/or Participating Optionholder immediately prior to the Effective Time, and the denominator of which is the sum of all Common Shares and Common Shares underlying Participating Options outstanding as of immediately prior to the Effective Time (in each case assuming exercise of such Participating Options in full on a cash basis, not a net exercise or other cashless basis immediately prior to the Effective Time).  For the avoidance of doubt, the Pre-Closing Percentage for each Company Stockholder and Participating Optionholder as of the date hereof is set forth on Exhibit B hereto.

“Preferred Stock” means the Series A Preferred, the Series B Preferred and the Series C Preferred.

“Qualified Client” as of any date means (a) an Investment Advisory Client in respect of which a Fund Consent has been obtained (or deemed to have been obtained as contemplated by Section 6.05) as of such date, and (b) a Distribution Client in respect of which a Distribution Client Consent has been obtained as of such date.

“Regulatory Cash” means Cash Equivalents held by the Acquired Companies which are required to meet the regulatory capital requirements of each Acquired Company that is a registered broker-dealer.

“Regulatory Cash Accounts” means each of the cash accounts listed as “Cash for Broker Dealers” on the Most Recent Balance Sheet.

“Representative” has the meaning set forth in the preface above.

“Representative Holdback Amount” has the meaning set forth in Section 3.04(b)(ii).

“Requisite Stockholder Approval” means (a) the affirmative vote or consent of a majority of the issued and outstanding shares of Company Shares entitled to vote thereon, and (b) the affirmative vote or consent of at least 66 2/3% of the issued and outstanding shares of the Series A Preferred.

“Restricted Cash” means Cash Equivalents of the Acquired Companies’ clients held by the Acquired Companies and used, or held for use, to satisfy Client Liabilities.

“Restricted Stock” means Common Stock issued as Restricted Stock (as defined in the Equity Incentive Plan) pursuant to the terms of the Equity Incentive Plan.

“Retention Agreements” has the meaning set forth in Part 5 of Schedule B hereto.

“Revenue Run-Rate Percentage” as of any date means the ratio, expressed as a percentage, determined by dividing the Numerator Revenue Run-Rate by the Denominator Revenue Run-Rate.

“Schedule Update” has the meaning set forth in Section 11.15(a).

“SEC” means the Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 7.10(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Investment Advisers Act, the Investment Company Act, the Exchange Act, and the Securities Act and any U.S. state law equivalents, as well as the rules and regulations of FINRA.

“Series A Preferred” means the Series A-1 Preferred and the Series A-2 Preferred.

“Series A-1 Preferred” means the Series A Cumulative Convertible Preferred Stock of the Company, par value $0.01 per share, issued on September 30, 2005.

“Series A-2 Preferred” means the Series A Cumulative Convertible Preferred Stock of the Company, par value $0.01 per share, issued on December 15, 2006.

“Series A-1 Preferred Per Share Dividend Consideration” means, for each share of Series A-1 Preferred, an amount equal to (x) $46.40 plus (y) $0.0219 per day after the date hereof through the Closing Date.

“Series A-2 Preferred Per Share Dividend Consideration” means, for each share of Series A-2 Preferred, an amount equal to (x) $36.73 plus (y) $0.0219 per day after the date hereof through the Closing Date.

“Series A-1 Preferred Per Share Merger Consideration” means an amount equal to (x) the Series A-1 Preferred Per Share Dividend Consideration plus (y) the Common Per Share Merger Consideration.

“Series A-2 Preferred Per Share Merger Consideration” means an amount equal to (x) the Series A-2 Preferred Per Share Dividend Consideration plus (y) the Common Per Share Merger Consideration.

“Series B Preferred” means the Series B Cumulative Convertible Preferred Stock of the Company, par value $0.01 per share.

“Series B Preferred Per Share Dividend Consideration” means, for each share of Series B Preferred, an amount equal to (x) $69.92 plus (y) $0.0603 per day after the date hereof through the Closing Date.

“Series B Preferred Per Share Merger Consideration” means an amount equal to (A) (x) 1.0707055 multiplied by (y) the Common Per Share Merger Consideration plus (B) the Series B Preferred Per Share Dividend Consideration.

“Series C Preferred” means the Series C Cumulative Convertible Preferred Stock of the Company, par value $0.01 per share.

“Series C Preferred Per Share Dividend Consideration” means, for each share of Series C Preferred, an amount equal to (x) $20.91 plus (y) $0.0263 per day after the date hereof through the Closing Date.

“Series C Preferred Per Share Merger Consideration” means an amount equal to (x) the Series C Preferred Per Share Dividend Consideration plus (y) the Common Per Share Merger Consideration.

“Software” means computer software or firmware in any form, including computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Specified Executives” has the meaning set forth in Part 5 of Schedule B hereto.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated December 15, 2006, by and among the Company and the Company Stockholders named therein.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that

Person or one or more Subsidiaries of that Person or a combination thereof.  For the avoidance of doubt, Subsidiary shall not include any ALPS Advised Fund.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Systems” has the meaning set forth in Section 4.13(h).

“Target Working Capital” means $3,750,000.00.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security (or similar, including FICA), unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, unclaimed or abandoned property, escheat, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Claims” has the meaning set forth in Section 10.04(d).

“Tax Claims Threshold” has the meaning set forth in Section 10.04(d).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means the IRS and any other state, local or foreign Governmental Authority responsible for the collection of or enforcement of the payment of Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, Software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 10.07(a).

“Transfer Taxes” has the meaning set forth in Section 7.11.

“Transferred Employees” has the meaning set forth in Section 7.06(a).

“Valuation Firm” has the meaning set forth in Section 3.05(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

“Working Capital” means the excess of (i) the current assets of the Acquired Companies, including net receivables, prepaid expenses, Restricted Cash and other current assets, but excluding Cash Equivalents and Regulatory Cash, over (ii) the current liabilities of the Acquired Companies, including accounts payable, accrued liabilities, Client Liabilities and other fund liabilities of the type reflected on the Most Recent Balance Sheet, in the case of each of clauses (i) and (ii), determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet and the Working Capital Schedule attached hereto; provided that, for purposes hereof, the Working Capital of the Acquired Companies shall not include any (a) current or deferred Tax assets or Tax liabilities of the Acquired Companies, (b) Transfer Taxes, (c) Indebtedness of the Acquired Companies, or (d) Company Transaction Expenses.

ARTICLE II

THE MERGER

Section 2.01           The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 2.02), Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger.  The Company, in its capacity as the corporation surviving the Merger (and any limited liability company successor thereto), is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.02           Effective Time.  On the Closing Date (as defined in Section 2.07), Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger as required by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such other time (if any) as Parent and the Company shall agree upon and specify in the Certificate of Merger, being the “Effective Time”).

Section 2.03           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and as specified in the DGCL (including Section 259 of the DGCL).

Section 2.04           Certificate of Incorporation of the Surviving Corporation.  At and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “ALPS Holdings, Inc.”

Section 2.05           Bylaws of the Surviving Corporation.  At and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “ALPS Holdings, Inc.”

Section 2.06           Directors and Officers of the Surviving Corporation

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by Law.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 2.07           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California 90071, commencing at 9:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their terms or nature are to be performed at the Closing, but subject to the satisfaction of such conditions) or such other date and/or time as Parent and the Representative may mutually determine (the “Closing Date”); provided that, without the prior written consent of Parent and the Representative, the Closing Date shall in no instance be prior to the Applicable Date.

ARTICLE III

PAYMENTS; CONVERSION AND EXCHANGE OF SECURITIES

Section 3.01           Conversion of Company Shares and Company Options.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any Company Stockholder:

(a)           Common Stock.  Subject to this Article III, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) shall be converted into the right to receive cash, without interest, in an amount equal to the Common Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount).  From and after the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Per Share Merger Consideration pursuant to this Section 3.01(a).

(b)           Series A-1 Preferred Stock.  Subject to this Article III, each share of Series A-1 Preferred issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) shall be converted into the right to receive cash, without interest, in an amount equal to the Series A-1 Preferred Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount).  From and after the Effective Time, all such shares of Series A-1 Preferred shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Series A-1 Preferred Per Share Merger Consideration pursuant to this Section 3.01(b).

(c)           Series A-2 Preferred Stock.  Subject to this Article III, each share of Series A-2 Preferred issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) shall be converted into the right to receive cash, without interest, in an amount equal to the Series A-2 Preferred Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount).  From and after the Effective Time, all such shares of Series A-2 Preferred shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Series A-2 Preferred Per Share Merger Consideration pursuant to this Section 3.01(c).

(d)           Series B Preferred Stock.  Subject to this Article III, each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) shall be converted into the right to receive cash, without interest, in an amount equal to the Series B Preferred Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount).  From and after the Effective Time, all such shares of Series B Preferred shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Series B Preferred Per Share Merger Consideration pursuant to this Section 3.01(d).

(e)           Series C Preferred Stock.  Subject to this Article III, each share of Series C Preferred issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) shall be converted into the right to receive cash, without interest, in an amount equal to the Series C Preferred Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount).  From and after the Effective Time, all such shares of Series C Preferred shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Series C Preferred Per Share Merger Consideration pursuant to this Section 3.01(e).

(f)            Cancellation of Treasury Stock and Parent-Owned Stock.  All Company Shares that are (i) held by the Company as treasury shares or (ii) owned by Parent or any of its Subsidiaries, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g)           Capital Stock of Merger Sub.  Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(h)           Company Options.  Not later than immediately prior to the Effective Time, the Company shall take all actions that are necessary to cause (i) each outstanding option to acquire Common Stock (each, an “Option”) awarded under the Equity Incentive Plan to become fully vested and exercisable (without regard to the exercise price of such Option), (ii) at the Effective Time, each Option that has an exercise price less than the Common Per Share Merger Consideration, determined prior to giving effect to any adjustment in respect thereof (a “Participating Option”) to be cancelled in exchange for the right of the holder thereof (a “Participating Optionholder”) to receive cash, without interest, in an amount equal to the product of (x) the number of shares of Company Common Stock issuable immediately prior to the Effective Time upon exercise of such Participating Option, times (y) the excess of the Common Per Share Merger Consideration, determined prior to giving effect to any adjustment in respect thereof (but reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount), over the exercise price of such Participating Option (the “Option Payment”), and (iii)  each Option awarded and outstanding immediately prior to the Effective Time that has an exercise price equal to or greater than the Common Per Share Merger Consideration, determined prior to giving effect to any adjustment in respect thereof, to be cancelled for no consideration.

Section 3.02           Exchange of Certificates.

(a)           Exchange Procedures for Company Shares.  As soon as practicable after the date hereof, the Company shall mail to each holder of record of a certificate or certificates representing outstanding Company Shares (the “Certificates”) that are to be converted pursuant to Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d) or Section 3.01(e), as applicable, into the right to receive the Common Per Share Merger Consideration, the Series A-1 Preferred Per Share Merger Consideration, the Series A-2 Preferred Per Share Merger Consideration, the Series B Preferred Per Share Merger Consideration or the Series C Preferred Per Share Merger Consideration, as applicable (each, the “Applicable Per Share Merger Consideration”), and to each holder of Options, a letter of transmittal in the appropriate form attached hereto as Exhibit C, which will include, among other things, instructions for use in effecting the surrender of the Certificates in exchange for the payment at the Effective Time of the Applicable Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount) payable in respect of such Company Share (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) represented thereby and for effecting the cancellation of the Options in exchange for the payment at the Effective Time of the Option Payment (if applicable).  Upon surrender of a Certificate for cancellation to the Company together with such letter of transmittal, including, if applicable, an appropriate IRS Form W-8 or W-9, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive the Applicable Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount) payable in respect of each Company Share (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) represented thereby, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Company Shares (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03), will be deemed, from and after the Effective Time, for all purposes, to represent only the right to receive upon surrender the Applicable Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount) payable in respect of each such Company Share represented thereby at the time and otherwise in accordance with the terms of this Agreement.

(b)           No Liability for Abandoned Property, Escheat or Other Similar Law.  None of Parent, Merger Sub or the Surviving Corporation shall be liable to any Company Stockholder for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law following the passage of time specified therein.

(c)           No Further Ownership Rights in Company Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the Company Shares which were outstanding immediately prior to such time.  If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d)           Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Applicable Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount) payable in respect of each Company Share (other than shares to be cancelled in accordance with Section 3.01(f) and the Dissenting Shares referred to in Section 3.03) represented thereby as provided in this Article III; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form and substance satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.03           Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, Company Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and are held by Company Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL with respect thereto (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Applicable Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount) unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  At the Effective Time, the Dissenting Shares, if any, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the relevant provisions of the DGCL.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and as of the Effective Time shall be converted into and represent the right to receive the Applicable Per Share Merger Consideration (as reduced at the Closing by the Per Share Portion of the Escrow Amount and the Representative Holdback Amount) in accordance with Section 3.01 and Section 3.04.

Section 3.04           Closing Certificate and Payment of Merger Consideration.

(a)           No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent (A) an unaudited consolidated balance sheet of the Acquired Companies  estimated as of the Closing Date, and, as applicable, either (x) the related unaudited statements of income, stockholder’s equity and cash flows as estimated for the period from October 1, 2010 through the Closing Date or (y) (1) the related unaudited statements of income, stockholder’s equity and cash flows as estimated for the fiscal year ending September 30, 2011 and  (2) the related unaudited statements of income, stockholder’s equity and cash flows as estimated for the period from October 1, 2011 through the Closing Date, in each case prepared in accordance with GAAP, and (B) a statement (the “Closing Certificate”), duly certified by the Company’s Executive Vice President and Chief Financial Officer on behalf of the Company as accurately setting forth (to the extent practicable as of such date) in reasonable detail (i) the Company’s calculation of the Merger Consideration (including the allocation thereof among the Company Stockholders and the Participating Optionholders and including the amounts of the Series A-1 Preferred Per Share Merger Consideration, the Series A-2 Preferred Per Share Merger Consideration, the Series B Preferred Per Share Merger Consideration and the Series C Preferred Per Share Merger Consideration), (ii) the Company’s good faith calculation of the Estimated Working Capital, (iii) the Net Indebtedness as of immediately prior to the Closing (including the amounts of Indebtedness and Cash Equivalents used to determined such Net Indebtedness and including the amount of any cash, if any, distributed to each Company Stockholder by the Company in accordance with Section 6.01(i)), (iv) the Company Transaction Expenses, (v) the Company’s calculation of the Common Per Share Merger Consideration and the Aggregate Preferred Share Dividend Consideration, (vi) for each Participating Optionholder, the amount of the Option Payment for such Participating Optionholder (assuming (x) the in-the-money Options outstanding on the date thereof have become fully vested and are not exercised prior to the Closing and (y) the outstanding fully vested, in-the-money Options are exercised on a cash basis, not a net exercise or other cashless basis), and (vii) a schedule setting forth the Applicable Per Share Merger Consideration, the Pre-Closing Percentage of each Company Stockholder and each Participating Optionholder, and the Per Share Portion of the Escrow Amount and the Representative Holdback Amount, allocable to each Company Stockholder and Participating Optionholder (as such schedule may be updated at or before Closing to the extent of any changes to the Closing Certificate after delivery thereof, the “Final Allocation Schedule”).  Each item included in the Closing Certificate shall be calculated in accordance with the corresponding definitions in this Agreement and using the Estimated Working Capital as the Actual Working Capital.  The Closing Certificate shall be prepared in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet and the Working Capital Schedule attached hereto.

(b)           At and upon the Effective Time, Parent shall make the following payments:

(i)            the Escrow Amount shall be deposited by Parent with the Escrow Agent to be held pursuant to the Escrow Agreement;

(ii)           an amount equal to $1,000,000 (the “Representative Holdback Amount”) shall be deposited by Parent with the Representative to satisfy potential future obligations of the Company Stockholders and Participating Optionholders, which Representative Holdback Amount will be retained by the Representative for such time as the Representative will determine in its sole discretion (and any remaining amounts distributed from the Representative Holdback Amount will be distributed to the Company Stockholders and the Participating Optionholders pro rata in accordance with each such Person’s Pre-Closing Percentage); and

(iii)          the remaining amount of the aggregate cash consideration to be paid by Parent under this Article III (after giving effect to the payments made pursuant to Section 3.04(c) and (d)) shall be remitted to the Representative to be distributed to the Company Stockholders and Participating Optionholders pursuant to the Final Allocation Schedule; provided that, at the Representative’s election, by written notice to Parent, the portion of the aggregate cash consideration payable to the Participating Optionholders shall instead be paid to the Surviving Corporation and in such event the Surviving Corporation shall distribute such amounts to Participating Optionholders in accordance with the Final Allocation Schedule.

(c)           At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Acquired Companies, the Indebtedness of the Acquired Companies as of the Closing Date, by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified in the payoff letters for such Indebtedness delivered pursuant to Section 8.01(l).

(d)           At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Acquired Companies and the Company Stockholders, the Company Transaction

Expenses by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified in the Closing Certificate and in the invoices delivered pursuant to Section 8.01(l).

Section 3.05           Post Closing Adjustment.

(a)           Promptly, but in any event within forty-five (45) days after the Closing Date, Parent and its auditors shall prepare, or shall cause the Company to prepare, and deliver to the Representative a statement, duly certified by Parent as accurately setting forth Parent’s good faith determination of the Working Capital of the Acquired Companies (in each case as of the close of business on the Business Day immediately prior to the Closing and determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the Most Recent Balance Sheet and the Working Capital Schedule attached hereto), together with (x) the consolidated balance sheet of the Acquired Companies from which such determinations were derived and (y) such other relevant information on which the calculations reflected thereon are based (such statement, together with such accompanying balance sheet and other information, the “Closing Statement”).

(b)           If the Representative disagrees with Parent’s determination of Working Capital, in each case as reflected on the Closing Statement, the Representative may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Parent setting forth the Representative’s calculation of each disputed amount (each an “Item of Dispute”).  The Representative shall have access to all books and records and work papers (including those of Parent’s and the Acquired Companies’ accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Representative related thereto during normal business hours, subject to entering into such confidentiality agreements as may be reasonably required by such accountants and auditors in order to provide such access.  If the Representative does not deliver a Dispute Notice to Parent within thirty (30) days after delivery by Parent to the Representative of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties.  If the Representative delivers a Dispute Notice to Parent within thirty (30) days after delivery by Parent of the Closing Statement, Parent and the Representative shall work in good faith to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution.  If any Item of Dispute remains unresolved as of the twentieth (20th) day after delivery by the Representative of the Dispute Notice, Parent and the Representative shall jointly retain an independent valuation firm of recognized national standing to resolve such remaining disagreement who shall be KPMG LLP; provided that, if such firm is unable or unwilling to serve, or if Parent and the Representative are unable to agree with such firm on terms for its engagement that are reasonably satisfactory to Parent and the Representative, then an alternative firm that is a nationally recognized valuation firm shall be selected by lot, after excluding one firm designated by Parent and one firm designated by the Representative (the firm actually retained pursuant to this sentence, the “Valuation Firm”).  Parent and the Representative shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Parent and the Representative shall, and Parent shall cause the Acquired Companies and each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by Parent and the Acquired Companies of all books and records and work papers (including those of their accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information).  The Valuation Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice and that remain unresolved by Parent and the Representative.  In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable.  The Valuation Firm’s determination(s) shall be based upon the definitions of Working Capital included herein.  The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 3.05 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s).  The fees, costs and expenses of the Valuation Firm shall be allocated between Parent on the one hand, and the Representative on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party.  The Working Capital as finally determined pursuant to this Section 3.05 is referred to herein as the “Actual Working Capital”.

(c)           Payments to Parent.  If the Estimated Working Capital is greater than the Actual Working Capital, the Representative (on behalf of the Company Stockholders and Participating Optionholders) shall, within ten (10) Business Days after determination of the Actual Working Capital, instruct the Escrow Agent to pay to Parent, by wire transfer of immediately available funds to a bank account designated by Parent, an amount in the aggregate equal to the excess of the Estimated Working Capital over the Actual Working Capital.

(d)           Payments by Parent.  If the Actual Working Capital is greater than the Estimated Working Capital, Parent shall pay to the Representative (on behalf of the Company Stockholders and Participating Optionholders) within ten (10) Business Days after determination of the Actual Working Capital, by wire transfer of immediately available funds to an account designated by the Representative an amount equal to the excess of the Actual Working Capital over the Estimated Working Capital. Any amounts received pursuant to this Section 3.05(d) shall be distributed by the Representative to the Company Stockholders and Participating Optionholders pro rata in accordance with each such Person’s Pre-Closing Percentage as set forth on the Final Allocation Schedule.

Section 3.06           Revenue Run-Rate Adjustment. The Merger Consideration shall be subject to adjustment as set forth in Part 3 of Schedule B hereto.

Section 3.07           Withholding Rights.  Parent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as such Persons are required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons receiving the amounts otherwise payable pursuant to this Agreement in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement, the Company represents and warrants to Parent and Merger Sub, as of the date hereof, as follows:

Section 4.01           Organization of the Acquired Companies.  The Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Each other Acquired Company is a corporation or limited liability company duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its formation or organization.  Each Acquired Company is duly qualified to do business and in good standing in each jurisdiction in which it leases Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has delivered or made available to Parent true and complete copies of the certificate of organization and bylaws, or other organizational documents, of each of the Acquired Companies, each as amended and otherwise in effect as of the date hereof.

Section 4.02           Authorization of Transaction; Binding Effect.

(a)           Each of the Acquired Companies has full corporate or limited liability company power and authority to own, lease and operate its properties and carry on the businesses of such Acquired Company as is presently conducted.

(b)           The Company has full corporate power and authority to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and the other documents contemplated hereby to which it is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the Requisite Stockholder Approval.

(c)           This Agreement and the other documents contemplated hereby to which the Company is a party have been or will be duly executed and delivered by the Company and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 4.03           Noncontravention.  Except as set forth on Schedule 4.03, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) assuming the Requisite Stockholder Approval is obtained, violate any provision of the certificate of formation or incorporation or limited liability company agreement or bylaws (or similar governing document) of any Acquired Company, (ii) assuming compliance with the HSR Act and compliance by Parent and Merger Sub with Section 5.04, violate any Law or other restriction of any Governmental Authority to which any Acquired Company is subject, (iii) require consent from any Person under, conflict with, result in a breach or change in material terms of, constitute a default under (with or without notice or lapse of time or both), give rise to any right on the part of a Person other than the Acquired Companies of termination, amendment, or cancellation of, or result in the acceleration of, any Material Contract or Lease or any material permit, except, in the case of clause (ii) and this clause (iii), where the conflict, breach, default or acceleration would not be material to the Acquired Companies, or where the requisite waivers or consents have been obtained or will be obtained prior to the Effective Time, or (iv) result in the creation or imposition of any Lien on any asset of any Acquired Company, except for any Permitted Liens.

Section 4.04           Required Filings and Consents.  The execution, delivery and performance of this Agreement by the Company do not require any consent or approval of any Governmental Authority, except for consents or approvals the failure of which to obtain would not be material to the Acquired Companies or prevent, delay, impair or adversely affect, in any material respect, the Company’s ability to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement and except for (i) the filing of the Certificate of Merger under the DGCL, (ii) the notification requirements, if any, under the HSR Act and (iii) the filing and any approval required under the rules and regulations of FINRA.

Section 4.05           Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of 350,500 shares of Series A Preferred, 35,184 shares of Series B Preferred, 100,000 shares of Series C Preferred and 850,000 shares of Common Stock.  There are 350,500 shares of Series A Preferred, 35,184 shares of Series B Preferred, 57,477 shares of Series C Preferred and 55,050 shares of Common Stock (all of which is Restricted Stock) issued and outstanding as of the date hereof.  All of the issued and outstanding shares of Company Stock are owned of record by the Persons, and in the respective amounts, set forth in Schedule 4.05(a). As of the date hereof and as set forth on Schedule 4.05(a), the Company has granted Options to purchase an aggregate of 19,325 shares of Common Stock pursuant to the Equity Incentive Plan.  Set forth on Schedule 4.05(a) is a schedule which accurately sets forth the following information as of the date hereof: (i) the name of the holder of each Option in the books and records of the Company; (ii) the number of shares of Common Stock subject to such Option; (iii) the applicable exercise price per share of Common Stock subject to such Option; (iv) the vesting schedule applicable to such Option; and (v) the expiration date of such Option.  All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable and, except as set forth in the Stockholders Agreement (which shall be terminated no later than immediately prior to the Effective Time), are not subject to any contractual or statutory preemptive or similar rights or any agreements to issue any preemptive rights.  Except for the Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any repurchase, redemption or other obligation requiring the Company to acquire for value any shares of any class of capital stock or equity interests of the Company.  The Company has complied in all material respects with the Securities Act, any state “blue sky” or securities laws or any preemptive or other similar rights of any Person in connection with the issuance of any of its equity interests. Other than the Stockholders Agreement, there are no (A) voting trusts or other agreements and understandings to which any Acquired Company is bound relative to the voting, registration, purchase, redemption or other acquisition of any securities of the Company, or (B) other than dividends to be paid in full not later than immediately prior to the Effective Time in respect of the Preferred Stock in connection with the transactions contemplated by this Agreement, outstanding dividends or other distributions, whether current or accumulated, due or payable on or in respect of any securities of the Company.

(b)           Schedule 4.05(b) sets forth the name of each Company Subsidiary and the number and class of all authorized, issued and outstanding shares of capital stock and other equity interests of each Company Subsidiary.  Except for the ALPS Advised Funds and as set forth on Schedule 4.05(b), the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity.  All of the outstanding equity interests in each Company Subsidiary are owned beneficially and of record, directly by the Company or another Company Subsidiary wholly owned by the Company, free and clear of all Liens other than Liens under the Securities Act and applicable state securities Laws.  All such equity interests are duly authorized, validly issued, fully paid and nonassessable and not subject to any contractual or statutory preemptive or similar rights or any agreements to issue any preemptive rights.

(c)           There are (i) no other shares of capital stock or other equity interests or voting securities of any Company Subsidiary, other than as set forth on Schedule 4.05(b), (ii) no securities of any Company Subsidiary convertible into or exchangeable for shares of capital stock, other equity interests or voting securities of any Company Subsidiary and (iii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other contracts or commitments that could require any Company Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock or equity interests.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, registration or similar rights with respect to any Company Subsidiary or any repurchase, redemption or other obligation to acquire for value any shares of any class of capital stock or equity interests of any Company Subsidiary.

Section 4.06           Broker’s Fees.  Except as set forth on Schedule 4.06, none of the Acquired Companies has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Parent or Merger Sub could become liable or obligated.  The fees and expenses of each broker, finder or agent identified on Schedule 4.06 incurred in connection with the transactions contemplated hereby shall be paid solely by the Company and constitute Company Transaction Expenses hereunder.

Section 4.07           Financial Statements.

(a)           Set forth on Schedule 4.07(a) are the following financial statements (collectively, the “Financial Statements”):

(i)            the audited consolidated balance sheet of the Acquired Companies as of September 30, 2010 (the “Audited Balance Sheet”) and the related statements of income, stockholder’s equity and cash flows for the fiscal year then ended; and

(ii)           the unaudited consolidated balance sheet of the Acquired Companies as of May 31, 2011 (the “Most Recent Balance Sheet”) and the related unaudited statements of income, stockholder’s equity and cash flows for the eight-month period then ended (the “Most Recent Financial Statements”).

(b)           Except as set forth on Schedule 4.07(b), the Financial Statements were prepared in accordance with the books of account and other financial records of the Acquired Companies, and fairly present, in all material respects, the financial condition and results of operations of the Acquired Companies as of the times and for the periods referred to therein, and were prepared in accordance with GAAP; provided, however, that (i) the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material in nature or amount to the Acquired Companies) and (ii) the Most Recent Financial Statements lack footnotes and other presentation items (none of which, if presented, would present additional information which would be materially adverse to the Acquired Companies).

(c)           Except as set forth on Schedule 4.07(c), no Acquired Company has any liability in respect of Indebtedness.  For each item of Indebtedness, Schedule 4.07(c) correctly sets forth the debtor(s), the principal amount of the Indebtedness as of the date of this Agreement, the creditor(s), the maturity date, and the collateral, if any, securing the Indebtedness.  No Acquired Company has any liability in respect of a guarantee of any liability of any other Person (other than another Acquired Company).

(d)           Except as otherwise set forth on Schedule 4.07(d), the Acquired Companies have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in all material respects in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of audited financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. To the Knowledge of the Company, there have been no instances of fraud by any Acquired Company, whether or not material, that occurred during any period covered by the Financial Statements.

(e)           Schedule 4.07(e) sets forth all bank accounts held by, or for the benefit of, any Acquired Company and the Persons with authority to direct such accounts.

(f)            Except as disclosed on Schedule 4.07(f), no Acquired Company has any Liabilities except for (i) Liabilities set forth on the face of the Audited Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the date of the Audited Balance

Sheet, (iii) any executory obligation under any contractual obligation that is not required by GAAP to be set forth on the face of a consolidated balance sheet of the Company, and (iv) Liabilities that are less than $250,000 in the aggregate.

Section 4.08           Absence of Material Adverse Effect or Other Changes.  From the date of the Audited Balance Sheet until the date of this Agreement, except as set forth on Schedule 4.08, (i) the business of the Acquired Companies has been conducted in all material respects in the ordinary course of business, consistent with past practices, and (ii) no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Without limiting the generality of the foregoing, from the date of the Audited Balance Sheet until the date of this Agreement, none of the Acquired Companies has:

(a)           sold, transferred, assigned, conveyed, leased, licensed, pledged, encumbered or otherwise disposed of any of its assets or properties except in the ordinary course of business consistent with past practice;

(b)           canceled any debts or waived any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, such Acquired Company), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice (including any write-offs of accounts receivable in accordance with GAAP);

(c)           incurred, assumed or guaranteed the payment of any Indebtedness (other than draws made on the Acquired Companies’ existing revolver facility);

(d)           made any loan to, or any acquisition of substantially all of the assets of (including by merger or consolidation), any other Person, in each case involving a payment by any Acquired Company in excess of $100,000;

(e)           declared, set aside, made or paid any dividend or distribution with respect to any of its capital stock or other equity interests;

(f)            materially changed its accounting methods, principles or practices or elected or changed any method of accounting for Tax purposes;

(g)           authorized or effected any amendment or change in its certificate of incorporation, bylaws or other similar government documents;

(h)           granted or paid any increase in the compensation of any of its directors, officers or key employees, other than in the ordinary course of business consistent with past practices;

(i)            adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers or key employees, other than as required by Law; or

(j)            taken any action that, if it had otherwise occurred after the date hereof and prior to the Effective Time, would have been prohibited by Section 6.01 without the prior written consent of Parent.

Section 4.09           Legal Compliance; Illegal Payments.

(a)           Each Acquired Company is, and during the previous three (3) years has been, in compliance with all Laws applicable to the ownership and operation of the businesses of the Acquired Companies, including the possession of or application for all permits, licenses, registrations and authorizations of Governmental Authorities required under applicable Law for the current operation of the businesses of the Acquired Companies, including applicable federal and state securities Laws and capital and other financial resources requirements imposed by any Governmental Authority (including the net capital requirements of FINRA), except where the failure to so comply would not be material to the Acquired Companies.  No Acquired Company is in breach or violation of, or default under, and has not during the previous three (3) years been in breach or violation of, or default under its organizational documents or, to the Knowledge of the Company, is there a basis for any allegation of such a breach, violation or default.  Except as set forth on Schedule 4.09(a), during the previous three (3) years, no written notices from a Government Authority have been received by, and no lawsuits have been filed against, any Acquired Company alleging a violation of any applicable Law that is material to the Acquired Companies, and, to the Knowledge of the Company, no Acquired Company has been subject to any adverse finding, proceeding, penalty, audit, assessment or enforcement action that is material to the Acquired Companies.

(b)           No Acquired Company nor any of its directors or officers, nor, to the Knowledge of the Company, any of its employees or other agents has: (a) directly or indirectly, made, given, or agreed to give, any illegal gift, contribution, payment, loan or transfer of anything of value, including any illegal reward, advantage or benefit of any kind to any supplier, customer, any federal, state or foreign governmental official or employee, political party or campaign, official or employee of any public organization, official or employee of any government-owned enterprise or institution  or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction, the retention of any business, the securing of any improper advantage, including any illegal payment made to expedite or secure the performance of acts of a routine nature); (b) established or made any false entries on any books or records for any purpose; (c) violated any provision of the Corruption of Foreign Public Officials Act, the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption law, or (d) made or proposed to make any bribe, unlawful payoff, influence payment, unlawful kickback, unlawful rebate, or other similar unlawful payment of any nature, including to healthcare providers or those employed by any governmental institutions.

Section 4.10           Title to Assets. Except as set forth on Schedule 4.10 and except for properties and assets that have been sold or otherwise disposed of by the Company in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, each Acquired Company has good and valid title to, or a valid leasehold interest in, all of the real properties and tangible assets used in the conduct of such Acquired Company’s business as currently conducted, including all the properties and assets reflected on the Most Recent Balance Sheet, subject to no Liens except Permitted Liens.  The assets of the Acquired Companies and assets for which the Acquired Companies have a leasehold interest or license comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to the conduct of the businesses of the Acquired Companies as presently conducted and are adequate and sufficient in all material respects to conduct the businesses of the Acquired Companies as presently conducted.

Section 4.11           Real Property.

(a)           The Acquired Companies do not own, and within the last ten (10) years have not owned, any real property.

(b)           Schedule 4.11(b)(i) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property.  The Acquired Companies have delivered to Parent a true and complete copy of each such Lease document and all extensions, amendments and other modifications, if any.  With respect to each of the Leases: (i) such Lease is legal, valid and binding, and such Lease is enforceable and in full force and effect subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws and (ii) the Acquired Company party thereto is not in breach or default under such Lease, and to the Knowledge of the Company, no other party thereto is in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such breach or default, except to the extent such breach or default would not be material to the Acquired Companies.

(c)           To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair, except for normal wear and tear, and are in all material respects sufficient for the operation of the businesses of the Acquired Companies as presently conducted.  There are no structural deficiencies or latent defects affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would be material to the Acquired Companies.

Section 4.12           Tax Matters.

(a)           Each Acquired Company has duly and timely filed, or has caused to be timely filed on its behalf, all U.S. federal income Tax Returns and all other Tax Returns required to be filed by it.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes owed by each Acquired Company (whether or not shown on any Tax Return) have been timely paid in full.  No claim has ever been made in writing by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.  There are no Liens with respect to Taxes upon any asset of the Acquired Companies other than Permitted Liens for current Taxes not yet due and payable.

(b)           Except as described on Schedule 4.12(b), each Acquired Company has deducted, withheld and timely paid or caused to be deducted, withheld and timely paid, to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contract, creditor, stockholder or other third party, and each Acquired Company has complied in all material respects with reporting and recordkeeping requirements.  The Acquired Companies have at all times properly classified each provider of services to the Acquired Companies as an employee or independent contractor for Tax purposes and none of the Acquired Companies has any Tax liability with respect to any misclassification of any Person as an independent contractor rather than as an employee.

(c)           There is no Tax deficiency outstanding, assessed or proposed in writing against any of the Acquired Companies.  Except as set forth on Schedule 4.12(c), no dispute, audit, claim or Action in respect of any Tax liability of an Acquired Company has been raised by a Taxing Authority and, to the Seller’s Knowledge, no such dispute, audit, claim or Action is pending.

(d)           Except as set forth on Schedule 4.12(d), no Acquired Company has waived any statute of limitations in respect of Taxes, or agreed to, or is the beneficiary of any extension of time with respect to any Tax assessment or deficiency.  No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into, issued by, or requested from any Taxing Authority with or in respect of any Acquired Company.

(e)           The unpaid Taxes of the Acquired Companies (i) did not as of the date of the Most Recent Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.  The deferred Tax assets and liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) properly reflect the timing difference between book and tax income in accordance with GAAP.

(f)            No Acquired Company has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law).

(g)           No Acquired Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A).

(h)           No Acquired Company has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (or any similar provision of state, local or foreign law) filing a consolidated, combined or unitary Tax Return (other than the “affiliated group,” or analogue for state, local or foreign law purposes, the common parent of which is the Company).  No Acquired Company is party any contractual obligation relating to Tax sharing or Tax allocation.  No Acquired Company has any liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)            Except as set forth on Schedule 4.12(i), no Acquired Company is or has been required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in accounting methods, and there is no application pending with any Taxing Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  To the Knowledge of the Company, no Taxing Authority has proposed any such adjustment or change in accounting method.

(j)            No Acquired Company will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision or administrative rule of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) any prepaid amount received on or prior to the Closing Date.

(k)           No Acquired Company has a net operating loss or other Tax attribute that is presently, or that will become as a result of the transactions contemplated by this Agreement, subject to limitation under Sections 382, 383 or 384 of the Code.

(l)            No Acquired company has ever participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4 (or any comparable provision of any state, local or foreign Tax law).

(m)          No Acquired Company is a member of an entity classified as a partnership or a disregarded entity for federal income Tax purposes.

Section 4.13           Intellectual Property.

(a)           Schedule 4.13(a) identifies (i) all registered Intellectual Property Rights owned by any Acquired Company; (ii) each pending application or application for registration of any Intellectual Property Rights owned by any Acquired Company (clauses (i) and (ii) collectively, the “Company Registered Intellectual Property”); (iii) each license, agreement or other permission under which any Acquired Company receives any right with respect to any Intellectual Property Rights or Technology owned by any Person, other than licenses of Off-the-Shelf Software and licenses of open source Software that are not material to the business of the Acquired Companies (the “Licensed Company Intellectual Property”); and (iv) each license, agreement, or other permission which any Acquired Company has granted to any Person with respect to any Company Intellectual Property or Technology owned by any Acquired Company (collectively, the “Out-Licensed Intellectual Property”).  Schedule 4.13(a) also identifies each trade name, unregistered trademark, and unregistered service mark that is owned by any Acquired Company and is material to the business of the Acquired Companies.  To the Knowledge of the Acquired Companies, all Company Registered Intellectual Property is valid, subsisting, and enforceable.  Except with respect to Out-Licensed Intellectual Property, to the extent set forth in Schedule 4.13(a), none of the Company Intellectual Property or Technology owned by the Acquired Companies is in the possession, custody or control of any Person other than the Acquired Companies.

(b)           Except as disclosed in Schedule 4.13(b), the Acquired Companies (i) own, license or otherwise have a valid right to use, and as of the Closing, the Acquired Companies will own, license or otherwise have a valid right to use, all of the Intellectual Property Rights and Technology necessary for the operation of the businesses of the Acquired Companies, and (ii) own, free and clear of all Liens (other than Permitted Liens) all Company Intellectual Property.  Except as set forth on Schedule 4.13(b), the consummation of the transactions contemplated by this Agreement will not result in (A) the loss or impairment of any of the Acquired Companies’ right to own or use any of the Company Intellectual Property or Licensed Company Intellectual Property or (B) any material change of any of the Acquired Companies’ rights or obligations with respect to any Licensed Company Intellectual Property (including any material increase in any amounts owed by any Acquired Company to any Person under any license or other contract relating to any Licensed Company Intellectual Property).

(c)           Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, (i) the operation of the businesses of the Acquired Companies as presently conducted does not infringe upon, misappropriate or otherwise conflict with any Intellectual Property Rights or Technology of any Person, (ii) within the last five (5) years, none of the Acquired Companies has infringed upon, misappropriated or otherwise violated any Intellectual Property Rights or Technology of any Person, and (iii) no Person has infringed upon, misappropriated or otherwise conflicted with any Company Intellectual Property or Technology owned by the Acquired Companies.

(d)           Schedule 4.13(d) lists all Software (other than Off-the-Shelf Software) that is material to the business of the Acquired Companies (collectively, “Company Software”) and identifies which of the Company Software is owned by any of the Acquired Companies (“Owned Software”) and which is licensed by any of the Acquired Companies from third parties (“Licensed Software”), and for Licensed Software identifies the licensor.  The Acquired Companies are in actual possession of: (i) the source code and object code for all Owned Software; (ii) the object code for all Licensed Software, (iii) the source code for all open source Software, and (iv) all necessary documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Company Software as currently used, or that is being designed or developed for use, in the businesses of any of the Acquired Companies.  Except as disclosed in Schedule 4.13(d), the operation of the businesses of the Acquired Companies does not require any Acquired Company to access any source code for any Licensed Software (other than source code for open source Software).  Except as disclosed in Schedule 4.13(d), the Acquired Companies have not disclosed source code to any Owned Software to any Person, excluding employees of the Acquired Companies who are bound by written obligations of confidentiality not to disclose or use such source code in any manner other than as expressly authorized by the Acquired Companies, and no Person (other than the Acquired Companies) is in possession of any source code for any Owned Software or has any rights to the same.  None of the Acquired Companies is subject to any contractual obligation that would require them to disclose to any Person all or any portion of the source code to any Owned Software.

(e)           Except as set forth in Schedule 4.13(e), and not including office actions issued in the ordinary course of prosecution for any pending trademark applications, none of the Acquired Companies (i) is a party to any currently pending Action that challenges the ownership, use, validity or enforceability of any Company Intellectual Property or involves a claim of infringement or unauthorized use by any Acquired Company of any of the Intellectual Property Rights of any Person, or has received written notice of any such threatened claim, (ii) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person), or (iii) has agreed to or has a contractual obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights or Technology.

(f)            The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of the Acquired Companies’ confidential information and trade secrets and, except as disclosed on Schedule 4.13(f), have required any employee or other Person to whom the Acquired Companies have granted access to confidential information or trade secrets of the Acquired Companies to execute enforceable contracts requiring such employees and other Persons to maintain the confidentiality of such information and use such information only for the benefit of the Acquired Companies.  Except as disclosed on Schedule 4.13(f), all current and former employees and contractors of any of the Acquired Companies who contributed to any Technology owned by any of the Acquired Companies that is incorporated in any product or service of any of the Acquired Companies have executed enforceable contracts that assign to the Acquired Companies all of such Person’s respective rights, including Intellectual Property Rights relating to such product or service.

(g)           Schedule 4.13(g) lists all open source Software contained in or used in the development of any Owned Software and each license, agreement or other permission under which any Acquired Company receives any right with respect to such open source Software.  Except as disclosed on Schedule 4.13(g), none of the Owned Software constitutes, contains, or is dependent on any open source Software.

(h)           Except as disclosed on Schedule 4.13(h), the Acquired Companies (i) comply with all Laws, applicable contractual obligations and their own published and posted privacy policies governing the collection, sharing and use of employee, customer or consumer information that is personal, personally identifiable or subject to regulation by applicable Law (“Personal Information”), are not alleged to have breached or violated same, and, to the Knowledge of the Acquired Companies, will not violate same by consummating the transactions contemplated by this Agreement; (ii) do not, by themselves or through third parties, violate the rights of any Person concerning confidential information or personal privacy, as provided under applicable Laws relating to eavesdropping, trespass, surveillance, invasion of privacy or the obtaining of Personal Information in or via any media; (iii) take all commercially reasonable actions and enact all reasonable procedures to protect the confidentiality, integrity, operation and security of their Software, websites, systems and networks (and all Personal Information stored therein or transmitted thereby) (“Systems”) and to prevent or remedy their unauthorized use, access, interruption or modification, and have not suffered any attack on or violation of same and (iv) take all commercially reasonable actions and enact all reasonable procedures to limit their liability for any unauthorized use by third parties of or in connection with their Systems.

Section 4.14           Contracts and Commitments.

(a)           Schedule 4.14(a) sets forth a list as of the date of this Agreement of each of the following types of written contracts to which any Acquired Company is a party:

(i)            any employment agreement, employment contract or consulting agreement with any officer, employee or independent contractor of an Acquired Company pursuant to which an Acquired Company has future liability in excess of $100,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $100,000;

(ii)           any collective bargaining agreement;

(iii)          any partnership, joint venture or similar agreement or arrangement to which an Acquired Company is a party;

(iv)          any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) within the last seven (7) years, or under which any Acquired Company has material obligations, other than any such agreement entered into by any Fund in the ordinary course of business consistent with past practice;

(v)           any intellectual property or IT infrastructure license or agreement, other than Off-the-Shelf Software, that is material to the operations of the businesses of the Acquired Companies, including all contracts, licenses or other agreement relating to the Licensed Company Intellectual Property, Licensed Software or Out-Licensed Intellectual Property;

(vi)          any contract containing exclusivity obligations or restrictions or any covenant not to (A) engage or compete in any line of business or in any geographic region, or (B) solicit for employment hire any Person granted by any Acquired Company in favor of a third party that, in the case of clause (B), materially impairs the businesses of the Acquired Companies or any successor thereto;

(vii)         any lease, supply agreement, services agreement or similar agreement under which (A) an Acquired Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party, (B) an Acquired Company procures any goods or services, or (C) an Acquired Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by such Acquired Company, in any case which has future liability to such Acquired Company in excess of $100,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $100,000;

(viii)        any agreement or contract under which an Acquired Company has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or liabilities of others (other than intercompany indebtedness, endorsements for the purpose of collection, or purchases of equipment or materials made under conditional sales contracts, in each case in the ordinary course of business);

(ix)           any agreement with any Governmental Authority, other than any agreement relating to any Governmental Authority’s investment in any ALPS Advised Fund;

(x)            any contract or group of related contracts for the delivery by the Acquired Companies of services to customers (including any management, advisory, agency, dealer, sales representative, distribution, marketing or other similar agreement) under which the aggregate annualized revenue of the Acquired Companies’ from such contracts or group of related contracts is in excess of $200,000;

(xi)           any custody, transfer agent, shareholder service, administrative, accounting and other similar agreements to which an ALPS Advised Fund is a party, other than any management agreement;

(xii)          any contract that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by an Acquired Company of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to any such Person or (B) a “most favored nation” or similar provision;

(xiii)         any contract that contains (A) key person provisions pertaining to employees of any Acquired Company or (B) any of the following rights provided to an investor with respect to a client advised by an Acquired Company: (1) special withdrawal or redemption rights, (2) designation rights regarding advisory boards or similar provisions, (3) anti-dilution rights or (4) special notice or reporting requirements imposing any material burden or expense on the Acquired Companies;

(xiv)        any placement agent agreement, or any other contract for the distribution or sale of shares, units or interests of an ALPS Advised Fund to which any ALPS Advised Fund is a party;

(xv)         any side letter with any investor in an ALPS Advised Fund;

(xvi)        any contract or commitment for material capital expenditures;

(xvii)       any contract under which it is, or may become, obligated to incur (A) any severance pay or (B) any bonus or other special compensation obligations which would become payable by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(xviii)      any contract with any Affiliate (other than a contract solely between and among the Acquired Companies) of any Acquired Company;

(xix)         any other agreement, contract, lease or license, in each case not included in Section 4.14(a)(i)-(xviii) or otherwise set forth on Schedule 4.11(b), Schedule 4.13(a), Schedule 4.14(a), Schedule 4.15 or Schedule 4.18, to which an Acquired Company is a party or by or to which any of its assets are bound or subject which has future liability to such Acquired Company in excess of $200,000 per annum and is not terminable by it upon notice of sixty (60) calendar days or less for a cost of less than $200,000 (other than (a) warranty and indemnity obligations in the ordinary course of business, (b) purchase orders entered into in the ordinary course of business and (c) Leases).

(b)           The Company has delivered to, or made available for inspection by, Parent a copy of each contract, lease, license or other agreement listed or required to be listed on Schedule 4.14(a) (collectively, the “Material Contracts”).  The applicable Acquired Company and, to the Knowledge of the Company, each other party to a Material Contract has performed all material obligations required to be performed by it under the Material Contracts, and no Acquired Company or, to the Knowledge of the Company, no other party thereto is in breach or default in any material respect under the terms of any such Material Contract, and no event has occurred that (with or without the lapse of time or the giving of notice, or both) would constitute a material breach of any Material Contract by any Acquired Company, except for failures to perform or any such breach that would not reasonably be expected to be material to the Acquired Companies.

(c)           The representations and warranties set forth in Part 4 of Schedule B hereto are hereby incorporated by reference.

Section 4.15           Insurance.  Schedule 4.15 lists each insurance policy maintained by the Company and the other Acquired Companies with respect to the properties, assets, business, operations and employees of the Acquired Companies.  The Company has made available to Parent copies of such insurance policies. To the Knowledge of the Company, (i) all of the insurance policies of the Acquired Companies set forth on Schedule 4.15 are in full force and effect and (ii) no Acquired Company is in default of its obligations under any such insurance policy, except for any such default that would not be material to the Acquired Companies.  There are no material claims by any Acquired Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  As of the date hereof, no Acquired Company has received any written notice of cancellation or termination with respect to any material insurance policy of any Acquired Company.  Except as set forth on Schedule 4.15, the consummation of the Merger and the other transactions contemplated hereby will not, in and of itself, cause the revocation, cancellation or termination of any material insurance policy.

Section 4.16           Litigation.  There is no material outstanding injunction, judgment, order, decree, settlement, ruling or charge pending against any Acquired Company or, to the Knowledge of the Company, against any of their respective officers (in such person’s capacity as such).  Except as set forth on Schedule 4.16, no Acquired Company is a party to any Action, nor, to the Knowledge of the Company, is any Action threatened, before any Governmental Authority, except where the Action would not be material to the Acquired Companies.

Section 4.17           Labor Matters.  Schedule 4.17(a) sets forth as of the date hereof a list of the names, titles and annual salaries of all employees, as well as independent contractors who are natural persons and leased employees, of the Acquired Companies whose annual base salary or (in the case of independent contractors or leased employees) total annual compensation paid by the Company and its Subsidiaries exceeds $100,000. None of the Acquired Companies is a party to, or otherwise subject to, any collective bargaining agreement with respect to employees of the Acquired Companies.  To the Knowledge of the Company, there are no current union organizing activities among the employees of the Acquired Companies.  Within the past three (3) years, no unfair labor practice complaint or material labor or employment-related charge or complaint has been brought against any Acquired Company before the National Labor Relations Board or any other Governmental Authority.  Within the past three (3) years, there has been no work stoppage, strike or other material labor dispute by or with employees of the Acquired Companies (or their representatives), nor, to the Knowledge of the Company, is any such dispute threatened.  Within the past three (3) years, the Acquired Companies have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Except as may be set forth on Schedule 4.17(b), all individuals who provide services to any Acquired Company have at all times been accurately classified by the Company or such Acquired Company with respect to such services as an employee or a non-employee.

Section 4.18           Employee Benefits.

(a)           Schedule 4.18 contains a list of each Employee Benefit Plan contributed to or sponsored or maintained by the Acquired Companies or with respect to which any of the Acquired Companies has any material obligation or liability.

(i)            To the Knowledge of the Company, each such Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of ERISA and the Code.

(ii)           Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service and has made available to Parent a true copy thereof, and no event has occurred that could reasonably be expected to adversely affect the ability of any Acquired Company to rely on such determination letter or opinion letter.

(iii)          With respect to each such Employee Benefit Plan, the Company has made available to Parent true, accurate and complete copies of each of the following:  (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) copies of the most recent summary plan, description provided to participants, and (d) copies of the most recent annual report filed on Form 5500 and of any Form 5300 submitted in connection with a pending request for a determination letter.

(b)           With respect to each such Employee Benefit Plan:

(i)            No Action or hearing with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

(ii)           No Action has occurred with respect to any Employee Benefit Plan that has subjected or could subject an Acquired Company to a material penalty under Section 502 of ERISA or to a material excise tax under the Code.

(iii)          All required contributions to, and premium payments on account of, each Employee Benefit Plan have been made on a timely basis.

(iv)          No Acquired Company has any current or contingent liability under or with respect to a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and no condition exists that presents a material risk to any Acquired Company of incurring a material liability under Title IV of ERISA or Section 412 or Section 430 of the Code.

(v)           The Company has no obligation to gross-up or indemnify any Person for Taxes imposed pursuant to Section 409A of the Code.

(vi)          No Acquired Company has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) that would become a liability of Parent.

(vii)         Except as required under Section 601 et seq. of ERISA or as set forth on Schedule 4.18, no such Employee Benefit Plan provides or gives rise to any liability to provide health, life, or disability benefit coverage upon or following retirement or other termination of employment.

(viii)        Except as set forth on Schedule 4.18, no benefit under any such Employee Benefit Plan will be accelerated, vested, or payable by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.19           Environmental Matters.

(a)           The Acquired Companies are in compliance with Environmental Requirements, except for such noncompliance as would not be material to the Acquired Companies.  In addition to the foregoing, the Acquired Companies possess all permits, authorizations and approvals required pursuant to applicable Environmental Requirements, except where the failure to possess such permits, authorizations and approvals would not be material to the Acquired Companies.

(b)           The Acquired Companies have not, within the past three years, received any written notice regarding any actual or alleged violations of Environmental Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental Requirements, which violations or liabilities would be material to the Acquired Companies.  To the Knowledge of the Company, no Action is threatened against any of the Acquired Companies alleging any violation of or liability under any Environmental Requirements, except for such Actions as would not be material to the Acquired Companies.

(c)           The Company has provided or made available to Parent all material environmental site assessments, audits, investigations and studies in the possession, custody or control of any Acquired Company relating to properties or assets currently or, in the last ten (10) years, formerly owned, leased or operated by any Acquired Company.

(d)           This Section 4.19 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including any arising under any Environmental Requirements.

Section 4.20           Affiliate Transactions.  (i) No executive officer or director of any Acquired Company, no stockholder of any Acquired Company who is an Affiliate or investment fund of Lovell Minnick and no other  Affiliate or portfolio company of Lovell Minnick, or (ii) to the  Knowledge of the Company, any other stockholder of the Company, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any of the foregoing Persons owns any beneficial interest, is a consultant, creditor, debtor, customer, distributor, service provider, supplier or vendor of, is a party to any agreement with any Acquired Company or has any interest in any property (real, personal or mixed, tangible or intangible) of any Acquired Company, except solely in such Person’s capacity as an executive officer, director and/or stockholder, as applicable.

Section 4.21           Regulatory Reports and Registrations.

(a)           The Advisory Subsidiary is duly registered as an investment adviser under the Investment Advisers Act.

(b)           Each Distributor Subsidiary is duly registered under the Exchange Act and is duly registered, licensed or qualified as a broker-dealer in each state where the conduct of its business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in such jurisdiction or to be in such compliance that would not be material to the Acquired Companies.

(c)           The Administrator Subsidiary is duly registered as a transfer agent under the Exchange Act.

(d)           Each of the Advisory Subsidiary, each Distributor Subsidiary and the Administrator Subsidiary has filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required under the Securities Laws to file since January 1, 2008 with Governmental Authorities except where the failure to so file would not be material, as applicable, to the

Advisory Subsidiary, each Distributor Subsidiary or the Administrator Subsidiary.  The Company has made available to Parent a true and correct copy of the Advisory Subsidiary’s Uniform Application for Investment Adviser Registration on Form ADV and each Distributor Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD, in each case reflecting all amendments thereto as of the date hereof.

(e)                                  The Advisory Subsidiary and the Distributor Subsidiaries have each implemented written policies and procedures as required by the Securities Laws (including Rule 206-4(7) of the Investment Advisers Act and FINRA rules), complete and correct copies of which have been made available to Parent.

(f)                                    Each employee of the Advisory Subsidiary or either Distributor Subsidiary who is required to be registered or licensed as a registered representative or investment adviser representative with any Governmental Authority is duly registered as such and such registration is in full force and effect, except where the failure to be so registered would not be material to the Acquired Companies.

(g)                                 To the Knowledge of the Company, (i) none of the Company or any of its Subsidiaries, or any “affiliated person” (as defined in the Investment Company Act) of any thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company and (ii) none of the Company or any of its Subsidiaries, or any “associated person” (as defined in the Advisers Act) thereof is ineligible pursuant to Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker dealer or as an associated person of a registered investment adviser or broker dealer.

Section 4.22                                Funds; Assets Under Management.  Except as set forth on Schedule 4.22 and except with respect to each Excluded Advised Fund:

(a)                                  Each ALPS Advised Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2008 (or, if later, its inception), filed all ALPS Fund SEC Documents in compliance in all material respects with the Securities Act, the Exchange Act and the Investment Company Act, except where the failure by any such ALPS Advised Fund to so file would not be material to such ALPS Advised Fund.

(b)                                 Each ALPS Advised Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power to conduct its business as presently conducted.

(c)                                  Each ALPS Advised Fund currently is, and has since January 1, 2008 (or, if later, its inception), operated in compliance in all material respects (A) with the Securities Laws and (B) with its respective investment objectives, policies and restrictions.

(d)                                 The shares or units of each ALPS Advised Fund (A) have been issued and sold in compliance with the Securities Laws in all material respects and (B) are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under the Securities Laws.

(e)                                  Each ALPS Advised Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act and, to the Knowledge of the Company, all such policies and procedures comply in all material respects with the Securities Laws.

(f)                                    For all taxable years since its inception, each ALPS Advised Fund has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

(g)                                 Each Investment Advisory Arrangement subject to Section 15 of the Investment Company Act to which the Adviser Subsidiary is a party has been duly approved and, if applicable, continued and is in compliance in all material respects with the Investment Company Act.

Section 4.23                                Customers.  Schedule 4.23 sets forth a list of the Acquired Companies’ top 25 customers for the fiscal year ended September 30, 2010 (determined on a consolidated basis based on the amount of revenue recognized by the Acquired Companies).  Except as described on Schedule 4.23, no Acquired Company has received any written indication, and the Company has no Knowledge, that (a) any such customer plans to stop or materially decrease the amount of business done with any Acquired Company or (b) any such customer has requested or received a decrease in the prices paid to any Acquired Company that is inconsistent with the terms of its existing agreement or order with any Acquired Company.  Each agreement relating to such top 25 customers is listed on Schedule 4.14 (Contracts and Commitments).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into and perform its obligations under this Agreement, Parent and Merger Sub jointly represent and warrant to the Company and the Representative (on behalf of and for the benefit of the Company Stockholders and Participating Optionholders) as follows:

Section 5.01                                Organization of Parent and Merger Sub.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02                                Ownership of Merger Sub; No Prior Activities.  Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement or in connection with the transactions contemplated hereby.  Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, Merger Sub has not and prior to the Effective Time will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person which would either (a) have an adverse impact on the ability of Merger Sub to comply with its obligations under this Agreement or delay the consummation of the transactions contemplated by this Agreement in any material respect or (b) immediately following the Effective Time, cause any Acquired Company (as successor to Merger Sub) to be unable to pay its debts as they mature.

Section 5.03                                Authorization of Transaction; Binding Effect.

(a)                                  Each of Parent and Merger Sub has full corporate or other organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and the other documents contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby to which it is a party and the performance by it of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action.

(b)                                 This Agreement and the other documents contemplated hereby to which each of Parent or Merger Sub is a party have been or will be duly executed and delivered by the Parent and Merger Sub and constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at Law or in equity).

Section 5.04                                Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the certificate of incorporation or bylaws (or similar governing document) of Parent or Merger Sub, (ii) assuming compliance by the Company with Section 4.03 or Section 4.04, violate any Law or other restriction of any Governmental Authority to which Parent or Merger Sub is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Parent or Merger Sub is a party or by which its assets are bound.  Except for the filing of the Certificate of Merger under the DGCL and pursuant to the notification requirements, if any, under the HSR Act, assuming satisfaction or compliance with the matters referred to in Section 4.03 or Section 4.04 (including any filing and approval required under the rules and regulations of FINRA), the execution, delivery and performance of this Agreement by Parent and Merger Sub does not require any consent or approval of any Governmental Authority.

Section 5.05                                Broker’s Fees.  Except for fees and expenses owed to Deutsche Bank Securities, Inc. for which Parent is solely responsible, neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company Stockholders could become liable or obligated.

Section 5.06                                Financing.  Parent has sufficient unrestricted cash on hand and financing available through existing credit facilities to enable Parent to consummate on a timely basis the transactions contemplated by this Agreement, including to pay the cash consideration and the

Indebtedness of the Acquired Companies as of the Closing Date pursuant to Section 3.02 and all other amounts payable by Parent or Merger Sub hereunder, in each case in accordance with the terms hereof.  In no event shall the receipt by, or the availability of any funds or financing to, Parent or Merger Sub or any of their Affiliates or any other financing be a condition to either Parent’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder.

Section 5.07                                Litigation.  There are no Actions pending or, to Parent’s  Knowledge, threatened against or affecting Parent or Merger Sub, at law or in equity, or before or by any Governmental Authority, which could adversely affect Parent’s or Merger Sub’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 5.08                                No Disqualification.  To the Knowledge of the Parent, (i) none of the Parent or any of its Subsidiaries, or any “affiliated person” (as defined in the Investment Company Act) of any thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a registered investment company.  None of the Parent or any of its Subsidiaries, or any “associated person” (as defined in the Advisers Act) thereof is ineligible pursuant to Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker dealer or as an associated person of a registered investment adviser or broker dealer.

ARTICLE VI

COVENANTS

Section 6.01                                Operation of Business.  From the date of this Agreement until the earlier of the Effective Time or such time as this Agreement is terminated in accordance with Section 9.01, the Company shall not permit any of the Acquired Companies to engage in any practice, take any action or enter into any transaction outside the ordinary course of business consistent with past practices.  Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as may be first approved by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as is otherwise expressly permitted or required by this Agreement or required by applicable Laws, during the period from the date of this Agreement until the earlier of the Effective Time or such time as this Agreement is terminated in accordance with Section 9.01, the Company shall not permit any of the Acquired Companies to, directly or indirectly:

(a)                                  amend its certificate of incorporation, bylaws or other similar governing documents, as in effect on the date hereof;

(b)                                 sell, transfer, assign, convey, lease, license, pledge, encumber or otherwise dispose of any of its assets or properties except in the ordinary course of business consistent with past practice;

(c)                                  effect any split, combination, reclassification or similar action with respect to its capital stock or other equity interests, make any other changes in the capital structure of any Acquired Company, change the terms of any of its equity interests, or adopt or carry out any plan of complete or partial liquidation or dissolution except for the issuance of shares of Common Stock upon the proper and valid exercise of Options in accordance with their existing terms;

(d)                                 issue, sell, grant or otherwise dispose of (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise), or repurchase redeem or otherwise acquire (other than repurchases made in connection with the termination of employment of employees of any Acquired Company pursuant to agreements or instruments in effect as of the date hereof), any of its equity interests or other securities, or amend any term of any of its outstanding equity interests or other securities, except for the issuance of shares of Common Stock upon the proper and valid exercise of Options in accordance with their existing terms;

(e)                                  cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, such Acquired Company), except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, do not exceed $100,000;

(f)                                    incur, assume or guarantee the payment of any Indebtedness (other than draws made on the Acquired Companies’ existing revolver facility);

(g)                                 make any loan, advances, or capital contributions to, or investments in, any other Person, other than those solely between the Acquired Companies and other than advances to employees in the ordinary course of business consistent with past practice (none of which shall be material in amount or duration);

(h)                                 make any acquisition of all or substantially all of the assets of (including by merger or consolidation or otherwise), any other Person, in each case involving a payment by such Acquired Company in excess of $100,000;

(i)                                     declare, set aside, make or pay any dividend or distribution with respect to any of its capital stock or other equity interests, except for dividends or distributions (i) from a wholly-owned Subsidiary of the Company to the Company or (ii) consisting only of cash held by the Company paid to the Company Stockholders immediately prior to the Effective Time in accordance with the Certificate of Incorporation;

(j)                                     create or otherwise incur any Lien on any property, asset or right, other than Permitted Liens;

(k)                                  make any capital expenditures that are in the aggregate in excess of $100,000 (other than capital expenditures contemplated by the capital expenditure budget attached as Schedule 6.01(k));

(l)                                     settle, agree to settle, waive or otherwise compromise any pending or threatened Actions (A) involving potential payments by or to any Acquired Company of more than $100,000 in aggregate or (B) that consent to material non-monetary relief;

(m)                               make, change or revoke any material Tax election; elect or change any method of accounting for Tax purposes; settle any Action in respect of Taxes; enter into any contractual obligation in respect of Taxes with any Governmental Authority; or take any actions, other than in the ordinary course of business or consistent with past practice, that would have the effect of deferring income that has been economically accrued in a taxable period, or a portion thereof, ending on or prior to the Closing Date to a taxable period, or portion thereof, beginning after the Closing Date or accelerating a deduction from such post-Closing taxable period to such a pre-Closing taxable period;

(n)                                 license, except non-exclusive licenses to customers in the ordinary course of business consistent with past practices, abandon or otherwise dispose of any of the Acquired Companies’ rights in any material Company Intellectual Property or Owned Software, or disclose material trade secrets to a third party;

(o)                                 accelerate the billing or other realizations of advisory or performance fees payable by Funds to any Acquired Company or delay the payment of, or fail to pay or satisfy when due, any material known liabilities outside the ordinary course of business consistent with past practice;

(p)                                 except as may be required by Law or a change in GAAP, materially change its accounting methods, principles or practices, as in effect on the date hereof;

(q)                                 enter into, adopt, terminate, modify, renew or amend in material respect (including by accelerating material rights or benefits under) any Material Contracts, except in the ordinary course of business consistent with past practice or except as is permitted as part of the Fund Consent process set forth in Section 6.05;

(r)                                    grant, announce or pay any increase in the compensation of any of its directors, officers or key employees or other employees generally, other than in the ordinary course of business consistent with past practices;

(s)                                  adopt, amend, modify, or terminate any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and key employees, other than as required by Law; or

(t)                                    agree or commit to do any of the foregoing.

Section 6.02                                Notices and Consents.  From the date of this Agreement until the earlier of the Closing or such time as this Agreement is terminated in accordance with Section 9.01, the Company shall give (and shall cause each of the Acquired Companies to give) any required notices to third parties, and the Company will use commercially reasonable efforts (and will cause each of the Acquired Companies to use commercially reasonable efforts) to obtain any third party consents that Parent may reasonably request in connection with the matters referred to in Section 4.03 (other than in connection with any Fund Consents, which are governed by Section 6.05); provided, however, that nothing in this Section 6.02 shall require the Company Stockholders or any Acquired Company to (i) pay any money to a third party to obtain any such consent from such third party or remedy any breach of any representation or warranty hereunder,

(ii) commence any Action or arbitration proceeding or (iii) offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent from such third party.

Section 6.03                                Access.  From the date of this Agreement until the earlier of the Closing or such time as this Agreement is terminated in accordance with Section 9.01, the Company shall permit (and shall cause each of the Acquired Companies to permit) representatives of Parent to have access at all reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of the Acquired Companies, to all premises, properties, executive officers, authorized agents, accountants, books, records, contracts and documents of the Acquired Companies; provided, however, that the foregoing shall (i) be permitted only to the extent reasonably necessary to enable Parent to complete the transactions contemplated by this Agreement, and (ii) not apply with respect to any information the disclosure of which would, in the Company’s reasonable discretion after consultation with outside legal counsel, waive any privilege or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof; provided that the Company and Parent shall work together in good faith to secure a waiver of any contractual prohibition.

Section 6.04                                Contact with Customers and Suppliers.  From the date of this Agreement until the Closing, Parent, Merger Sub and Parent’s or Merger Sub’s authorized representatives shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), contact or communicate with any of the customers or suppliers of the Acquired Companies in connection with the transactions contemplated hereby (it being acknowledged and agreed that in no event shall this Section 6.04 in any way limit any contact or communication by Parent or any of its Subsidiaries, or any of their respective authorized representatives, with any Person which may occur in the course of conduct of their respective business operations).

Section 6.05                                Consents.

(a)                                  Without limiting the generality of Section 7.05, the Company and the Adviser Subsidiary shall use commercially reasonable efforts to, in accordance with the Securities Laws, (i) as promptly as practicable after the date of this Agreement obtain the approval of each of the Fund Boards of a new Investment Advisory Arrangement, to be effective as of the Closing Date, containing terms, taken as a whole, that are not materially less favorable to the Company and the Advisory Subsidiary than the applicable existing Investment Advisory Arrangement and (ii) request the ALPS Advised Funds to obtain, as promptly as practicable, the necessary approval of the shareholders of each ALPS Advised Fund of such new Investment Advisory Arrangement containing terms, taken as a whole, that are no less favorable to the Company and the Advisory Subsidiary than the applicable existing Investment Advisory Arrangement.  The parties agree that approval of any Investment Advisory Arrangement with an ALPS Advised Fund in accordance with Section 15 of the Investment Company Act (“Fund Consent”) shall be deemed given for all purposes under this Agreement if a new Investment Advisory Arrangement has been approved by both the relevant Fund Board (including by a majority of the members thereof who are not “interested persons” of the ALPS Advised Fund, as defined in Section 2(a)(19) of the Investment Company Act) and by shareholders of such ALPS Advised Fund in accordance with the preceding sentence and is in full force and effect at the Closing; provided that the term “Fund Consent” shall not include any interim Investment

Advisory Arrangement approved in accordance with Rule 15a-4 under the Investment Company Act.  In the event that a Fund Consent is or may not be obtained prior to the Closing, the Company (or the Adviser Subsidiary) may, in its sole discretion, request the Fund Board of such ALPS Advised Fund to approve, in conformity with Rule 15a-4 under the Investment Company Act, an interim Investment Advisory Arrangement, to be effective immediately following the Closing, for each such ALPS Advised Fund with the Adviser Subsidiary containing the same terms and conditions as the existing applicable Investment Advisory Arrangement (except as required under Rule 15a-4 under the Investment Company Act) with each such ALPS Advised Fund.  In the event that the provisions of Rule 15a-4 under the Investment Company Act are utilized, the Company and the Parent and shall use commercially reasonable efforts to obtain the required shareholder consents as promptly as practicable following the Closing Date (and in any event prior to the expiration of such interim contracts).

(b)                                 In connection with obtaining the ALPS Advised Fund consents and other actions required by subsection (a) of this Section 6.05, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such ALPS Advised Fund consents and, upon Parent’s request, make available to Parent copies of all such executed ALPS Advised Fund consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the ALPS Advised Fund consent process.

(c)                                  Without limiting the generality of Section 7.05, the Company and the Distributor Subsidiary shall use commercially reasonable efforts to, in accordance with the Securities Laws, as promptly as practicable after the date of this Agreement obtain the approval of each of the boards of directors or trustees of each Distribution Client in accordance with applicable Law with respect to the provision of distribution services by the Distributor Subsidiary.  In connection with any new agreement entered into in accordance therewith, such agreement shall contain terms, taken as a whole, that are not materially less favorable to the Company and the Distributor Subsidiary than the applicable existing agreement under which the Distributor Subsidiary provides such services as of the date of this Agreement.

(d)                                 Beginning as of the Effective Time and continuing through the Measurement Date, the Parent and the Company shall continue to use the same efforts to obtain the consents required by Sections 7.05(a) and (b) as are required to be used by the Company prior to the Effective Date.  After the Effective Date, the Company Stockholders and Participating Optionholders shall be third party beneficiaries of this Section 6.05, and the Representative shall have the right to enforce the obligations of the Company and Parent set forth in this Section 6.05 on their behalf (provided that no Company Stockholder or Participating Optionholder shall have a right to enforce this Section 6.05 other than through action taken by the Representative on their behalf).

Section 6.06                                Fund Proxy Statements; Registration Statements.

(a)                                  As promptly as practicable following approval of the Fund Boards described in Section 6.05, the Company will (in coordination with the applicable ALPS Advised Fund and under the general direction of the applicable Fund Board) prepare and file proxy materials for each ALPS Advised Fund shareholder meeting to approve the new Investment

Advisory Arrangement.  In connection with such proxy materials, Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any ALPS Advised Fund and to timely (i) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials (such approval not to be unreasonably withheld, delayed or conditioned) and (ii) provide any reasonable comments on such material which the Company (in coordination with the applicable ALPS Advised Fund and under the general direction of the applicable Fund Board) will use commercially reasonable efforts to include.

(b)                                 As soon as possible following the date hereof, the Company shall, and shall use its commercially reasonable efforts to cause each ALPS Advised Fund then engaged in a public offering of its shares to, (i) file supplements to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Fund’s affairs as a consequence of the Merger, and (ii) make any other filing necessary under the Securities Laws to satisfy disclosure requirements to enable the public distribution of the shares of that ALPS Advised Fund to continue.  Parent shall have the right to review and provide reasonable comments on such materials to the same extent as provided in Section 6.06(a).

(c)                                  The Company shall bear all of the costs, fees and expenses incurred by or on behalf of the ALPS Advised Funds in connection with the proxy statements described above, including fees of accountants, attorneys, proxy solicitation firms and proxy tabulators except to the extent such costs, fees and expenses are borne by the ALPS Advised Funds in accordance with Law.

Section 6.07                                Section 15(f) of the Investment Company Act.

(a)                                  Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause each of its Affiliates to, conduct its business and use commercially reasonable efforts to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any ALPS Advised Fund for which the Advisory Subsidiary provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Effective Time, no more than 25% of the members of the board of directors or trustees of any ALPS Advised Fund shall be “interested persons” (as defined in the Investment Company Act) of the Advisory Subsidiary, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such ALPS Advised Fund as a result of the transactions contemplated by this Agreement.

(b)                                 For a period of three (3) years from the Closing, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any Investment Advisory Arrangement between Parent or any of its Affiliates and any registered investment company managed or advised by any of the Company or its Subsidiaries as of the date of this

Agreement, without first obtaining a covenant in all material respects the same as that contained in this Section. Notwithstanding anything to the contrary contained herein, the covenants of the parties hereto contained in this Section are intended only for the benefit of such parties and for no other Person.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                                Further Assurances.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party.

Section 7.02                                Press Releases; Public Announcement.  Except by the Acquired Companies’ as is necessary or advisable in connection with Section 6.02, Section 6.05 and Section 6.06, the Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of both the Representative and Parent; provided, that the provisions of this Section 7.02 shall not prohibit (a) any disclosure or filing required by any applicable Law (including any federal securities Laws); provided that, prior to Closing, if such disclosure or filing is being made by Parent or Merger Sub in order to comply with federal or state securities Laws, at least two (2) Business Days prior to making any such disclosure or filing, Parent shall provide the Representative with a draft of such disclosure or filing and an opportunity to comment thereon before such disclosure or filing is made, and Parent shall reasonably consider any comments made by the Representative or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement.

Section 7.03                                Transaction Expenses.  Each Party shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law; provided that, any filing fees required to be paid under the HSR Act or under any comparable foreign requirement shall be paid one-half by Parent and one-half by the Company.

Section 7.04                                Confidentiality.  Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding the other Party and its Affiliates in accordance with the terms and conditions of the Confidentiality Agreement.  The Parties shall not, and each of them shall cause its Affiliates, advisors, representatives and agents not to, disclose the terms and provisions of this Agreement without the prior written consent of the other Party, except as otherwise (i) expressly contemplated or permitted hereby, (ii) to enforce any provision of this Agreement, or (iii) subject to the requirements of Section 7.02, required by Law.  Notwithstanding the foregoing, Lovell Minnick and its Affiliates shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors and lenders and to the Fund Boards and their advisors and representatives provided they instruct such Persons to observe the confidentiality provisions of the Confidentiality Agreement and of this Section 7.04.  If the transactions contemplated hereby are not consummated, each of Parent and Merger Sub shall, and shall cause each of its Affiliates, advisors, representatives and agents to, maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of the Company and the other Acquired Companies pursuant to the terms of the Confidentiality Agreement, and shall return to the Company or destroy (and certify in writing to the Company such destruction) all documents received from the Company and all copies thereof containing any such information.

Section 7.05                                Commercially Reasonable Efforts to Complete.

(a)                                  Subject to the terms and conditions of this Agreement, including Section 6.02 and Section 6.05, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use commercially reasonable efforts to cooperate with each other and take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including by (i) obtaining (and cooperating with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by Parent, Merger Sub, the Company or any other Acquired Company in connection with the transactions contemplated hereby, and the expiration or termination of all applicable waiting periods with respect to any Governmental Authorities, (ii) making any and all notices, registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority, (iii) resisting, resolving or defending any Action, whether brought by a Governmental Authority or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby and (iv) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.  Without limiting the generality of the foregoing, each of the Parties shall file (and the Company shall cause each of the other Acquired Companies to file) as soon as practicable following the date of this Agreement any notification required under the HSR Act or any comparable applicable foreign competition or antitrust Law, and in connection with obtaining clearance under the HSR Act or such other Laws each of the Parties shall (and the Company shall cause each of the other Acquired Companies to) use commercially reasonable efforts to (x) prepare and furnish all necessary information and documentation and make presentations to Governmental Authorities, (y) otherwise do whatever is necessary, proper or advisable to assist and cooperate with the other in obtaining such clearance from Governmental Authorities, and (z) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation or otherwise in connection therewith; provided, that no Party shall be required to, and the Acquired Companies may not (without the prior written consent of Parent), enter into any agreements or commitments or take any other actions to resolve any such objections or Actions if such agreement, commitment or other action would reasonably be expected, individually or in the aggregate, to (A) prevent consummation of any of the transactions contemplated hereby, (B) result in any of the transactions contemplated hereby being rescinded following the Closing, (C) limit or otherwise adversely affect the right of Parent or Merger Sub (or any Affiliate thereof) to own or vote any Company Shares, control any of the Acquired Companies or operate all or any portion of the businesses of the Acquired Companies or (D) require or compel any Acquired Company, Parent or any Affiliate of Parent to dispose or hold separate of all or any portion of its properties or assets.

(b)                                 Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (i) promptly notifying the other of and furnishing the other with copies of any written communications and advising the other orally of any material oral communications from or with any Governmental Authority with respect to the transactions contemplated hereby, (ii) permitting the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participating in any meeting with any such Governmental Authority unless it consults with the other in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.  Notwithstanding anything to the contrary in this Section 7.05, in no event shall any Party be obligated to provide the other any portion of an HSR notification filing not customarily furnished to the other party in connection with HSR filings.

Section 7.06                                Employee Matters.

(a)                                  Parent agrees that, from and after the Closing Date, Parent shall cause the Surviving Corporation to grant (or cause to be granted) to each employee of any Acquired Company as of the Closing Date (the “Transferred Employees”) credit for any service with any Acquired Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of post-Closing vacation accrual under any benefit plan, program or arrangement established or maintained by Parent or its Affiliates (the “New Plans”).  In addition, Parent hereby agrees that Parent (x) shall waive or cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that are Employee Welfare Benefit Plans and (y) shall cause any covered expenses incurred on or before the Closing Date by any Transferred Employee (or dependent or beneficiary thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any New Plan that is an Employee Welfare Benefit Plan.  Parent shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9).  Finally, Parent will indemnify the Company Stockholder Indemnified Parties from and against any Losses that may be incurred by them under the WARN Act arising after the Closing as a result of any action or omission of the Surviving Corporation or any Company Subsidiary occurring on or after the Closing.

Section 7.07                                Provision Respecting Representation of the Acquired Companies and Company Stockholder.  Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholders, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the Company Stockholders, the Acquired Companies or the Representative in connection with the negotiation, preparation, execution and delivery of this Agreement, the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Company Stockholders, the Representative or any director, officer, employee, Affiliate or direct or indirect member, partner or stockholder of the foregoing (the “Designated Persons”) in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the agreements contemplated hereby or the transactions contemplated by hereby or thereby, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of the Parties shall cause any of its Subsidiaries to waive any conflict of interest arising from such representation.  For the avoidance of doubt, the waiver set forth herein relates solely to conflicts of interest arising out of or relating to this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby, and does not include any conflicts of interest that may arise from Kirkland & Ellis LLP serving as counsel to any Person in connection with any other agreements or transactions unrelated hereto.

Section 7.08                                Directors’ and Officers’ Indemnification.

(a)                                  From and after the Closing, Parent shall not, and shall cause each of its Subsidiaries (including the Acquired Companies) not to, amend, repeal or otherwise modify the indemnification provisions of any Acquired Company’s certificate of incorporation, bylaws or other similar governing documents as in effect immediately prior to the Closing in any manner that would adversely affect the rights thereunder of individuals who at or before the Closing were directors, officers, managers, employees or holders of equity interests of such Acquired Company.  From and after the Closing, the Surviving Corporation shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Acquired Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.08, without limit as to time.  The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by an indemnified person in enforcing the covenants set forth in this Section 7.08 if such person is the prevailing party.

(b)                                 At or prior to the Effective Time, the Company shall, at the Company’s expense, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming all Persons who were directors or officers of  the Acquired Companies prior to the Closing as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Acquired Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and in scope at least as favorable in the aggregate as the Acquired Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing Date.  The Surviving Corporation shall not, and shall cause the Acquired Companies not to, cancel or change such insurance policies in any respect.

(c)                                  In the event Parent, any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall make proper provision so that the successors and assigns of Parent or the applicable Acquired Companies, as the case may be, shall assume the obligations set forth in this Section 7.08. The provisions of this Section 7.08 shall survive the consummation of the Closing.

Section 7.09                                Post-Closing Record Retention and Access.  From and after the Closing, Parent shall provide the Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, at the Representative’s expense, to any books and records and other materials in the possession of the Acquired Companies relating to periods prior to the Closing Date in connection with the preparation of Tax Returns, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), the preparation of financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action, whether or not such Action is a matter with respect to which indemnification may be sought hereunder, compliance with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority.  Parent’s obligations with respect to such books and records shall include maintaining, for at least the retention period specified in this Section 7.09, computer systems permitting access to any such books and records which are stored in electronic form in a fashion which is not less efficient than current access methods.  Unless otherwise consented to in writing by the Company, Parent shall not and shall cause each of the Acquired Companies not to, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Acquired Companies, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Representative such books and records and materials or such portions thereof.

Section 7.10                                Tax Provisions.

(a)                                  Tax Indemnification.  Subject to any of the limitations in this Section 7.10, from and after the Closing, the Company Stockholders and Participating Optionholders shall indemnify Parent and its Affiliates and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Acquired Companies for all taxable periods or portions thereof ending on or before the Closing, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Acquired Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law, (iii) any Taxes of any Person (other than the Acquired Companies) imposed on the Acquired Companies as a transferee or successor, by contract or otherwise, and (iv) any Transfer Taxes for which the Company Stockholders and Participating Optionholders are liable under Section 7.11; provided that, Parent and its Affiliates shall only be entitled to indemnification with respect to the item disclosed on Schedule 4.12(b) to the extent the Damages arising from such item exceed the amount reserved for such item in the current liabilities shown on the face of the Most Recent Balance Sheet.  No indemnification pursuant to this Section 7.10(a) shall be made with respect to a Tax directly attributable to any action taken by, or at the request of, the Parent or any of its

Affiliates on the Closing Date outside of the ordinary course of business.  Any liability of the Company Stockholders and Participating Optionholders pursuant to this Section 7.10(a) shall be determined and paid in accordance with the procedures and limitations set forth in Article X, except as otherwise provided in this Section 7.10.  For the avoidance of doubt, recovery against the Escrow Account constitutes the first and primary remedy for any and all Tax Claims for so long as the Escrow Account is outstanding; provided that the Parent Indemnified Parties shall have the right to either (x) recover against the Escrow Account for any and all Tax Claims or (y) recover directly from the Company Stockholders and Participating Optionholders on a pro rata basis (based upon their respective Pre-Closing Percentages as set forth on the Final Allocation Schedule and subject to the limitations set forth in Section 10.04) for any and all Tax Claims and not utilize the Escrow Amount for such purpose, if and only to the extent that (1) an individual Tax Claim includes Damages in excess of $100,000 or (2) all Tax Claims in the aggregate as of any given time include Damages in excess of $500,000.

(b)                                 Tax Refunds.  Tax refunds that are actually received by Parent or any of the Acquired Companies that relate to Tax periods or portions thereof of any of the Acquired Companies ending on or before the Closing Date (other than refunds attributable to the carryback of a Tax attribute attributable to a Tax period, or portion thereof, beginning after the Closing Date) shall be for the account of the Company Stockholders and Participating Optionholders, and, with respect to any such refund, Parent shall, and shall cause the Acquired Companies to, pay over to the Representative (on behalf and for the benefit of the Company Stockholders and Participating Optionholders) such refund, net of any Tax or reasonable out-of-pocket costs attributable to such refund, promptly, and in any event no later than within fifteen (15) days after receipt thereof; provided, however, this Section 7.10(b) shall not apply to any tax refunds to the extent arising from or attributable to Company Transaction Expenses or the cash-out of any Options and/or shares of Restricted Stock.

(c)                                  Cooperation on Tax Matters.  Parent shall (and shall cause the Acquired Companies to), and the Representative shall, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request and at its cost) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each of Parent and the Representative further agrees upon request of the other and at its cost to use its commercially reasonable efforts (so long as there are no adverse effects on the other Party) to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Transfer Taxes).

(d)                                 Preparation of Income Tax Returns.  Parent shall prepare and file, or cause to be prepared and filed, all Income Tax Returns for the Acquired Companies that are filed or are required to be filed after the Closing Date.  Parent shall provide to the Representative drafts of each Income Tax Return that includes any taxable period or portion thereof ending on or prior to the Closing for review and comment at least 30 days prior to the filing thereof.  The Representative shall provide comments with proposed changes (if any) to the Parent within 15 days after the receipt of such Income Tax Return and Parent shall consider such comments and proposed changes in good faith.

(e)                                  Amended Returns.  Without the prior written consent of the Representative, the Parent will not amend or permit any of its Affiliates or the Acquired Companies to amend any Tax Return relating to a period or portion thereof ending on or before the Closing, except as otherwise required by applicable Law.

(f)                                    Audits of Tax Returns.  The Parent shall or shall cause any of its Affiliates to notify the Representative in writing within fifteen (15) Business Days upon receipt of any notice of any pending or threatened audit, notice of deficiency, examination, assessment or any other administrative proceeding or court proceeding initiated by a Taxing Authority relating to any taxable period or portion thereof ending on or prior to the Closing Date.  The Representative will have the responsibility for, and the right to control, at its own expense, the audit (including any claims or litigation arising therefrom) of any Income Tax Return of the Acquired Companies relating to a taxable period ending on or prior to the Closing Date for which the Company Stockholders and Participating Optionholders have agreed to indemnify Parent pursuant to this Agreement and the Participation Agreements, including any disposition of such audit; provided, however, that Parent and the Acquired Companies will have the right, directly or through their designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Income Tax Returns (including any administrative appeals thereof), and Parent’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by the Representative that could affect the Tax liability of Parent or any of the Acquired Companies in any taxable period after the Closing Date.  With respect to all other Tax Returns, Parent and the Acquired Companies will have the sole responsibility for, and the right to control the audit of, such Tax Returns, but, with respect to any Tax Return that relates in whole or in part to any taxable period ending on or prior to the Closing Date, the Representative shall have the right to participate in and approve the disposition of the audit of any such Tax Return (which approval shall not be unreasonably withheld or delayed) that would adversely affect the Liability of the Company Stockholders and Participating Optionholders to indemnify Parent with respect to Taxes pursuant to this Agreement and the Participation Agreements.

(g)                                 Allocation of Tax Liability for Straddle Periods.  For purposes of Section 7.10(a) and Article X, in the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall be deemed equal to (i) in the case of Taxes that are imposed on a periodic basis and not based or measured by receipts, net income or gain, activities, events or level of any item, the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the Tax period ending on the Closing Date and the denominator of which is the number of days in such Tax period, and (ii) in all other cases, the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose the taxable period of any partnership or other pass-through entity will be deemed to terminate at such time).

(h)                                 No Intermediary Transaction Tax Shelter.  The transactions contemplated by this Agreement are not part of an intermediary transaction tax shelter as described in Internal Revenue Service Notices 2001-16 and 2008-111.

(i)                                     Code Section 280G.  Prior to the Effective Time, the Company shall, with respect to such payments and/or benefits as are reasonably likely, separately or in the aggregate, without regard to the measures described herein, to constitute “parachute payments” within the meaning of Code Section 280G(b)(2) and the applicable rulings and regulations thereunder (“Section 280G Payments”), take all measures reasonably necessary to obtain a shareholder vote which, if successful, satisfies the requirements of Code Section 280G(b)(5), including exerting its reasonable best efforts to obtain waivers, such that no portion of the Section 280G Payments will constitute an “excess parachute payment” within the meaning of Code Section 280G(b)(1). The Company shall forward to Parent prior to submission to the Company’s stockholders copies of all material documents prepared by the Company in connection with this Section 7.10(i).

Section 7.11                                Transfer Taxes.  All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid one-half by Parent and one-half by the Representative (on behalf of the Company Stockholders and Participating Optionholders).  The Representative and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

Section 7.12                                Additional Agreements of Parent and Merger Sub.  Each of Parent and Merger Sub has conducted its own independent investigation, review and analysis of the business, assets, liabilities, financial condition, results of operations and prospects of the Acquired Companies.  In entering into this Agreement, each of Parent and Merger Sub agrees and acknowledges that it has relied solely on such independent investigation and not on any factual representations of the Company and its representatives (other than those expressly set forth in Article IV or elsewhere in this Agreement, the ancillary documents and/or certificates delivered at the Closing in connection with the transactions contemplated hereby), and that each of Parent and Merger Sub agrees and acknowledges that, except as otherwise expressly set forth in Article IV, the ancillary documents and/or certificates delivered at Closing in connection with the transactions contemplated hereby, the Company and its Affiliates and representatives do not make any representation or warranty, express or implied, at law or in equity, in respect of any of the assets, liabilities, operations, cash flows or future financial condition of any Acquired Company or in respect of the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to any of Parent and Merger Sub and its representatives.

Section 7.13                                Fiduciary Duties.  Notwithstanding anything contained in this Agreement to the contrary, all covenants and obligations of the Acquired Companies shall, in all events, be subject to such Acquired Company’s (or as applicable, its Affiliates’) applicable fiduciary duties with respect to the ALPS Advised Funds or any other Fund or other entity to which an Acquired Company owes such duties.

Section 7.14                                Stockholder Approval.  Immediately after the execution and delivery of this Agreement and on the date hereof, the Company shall take all action necessary in accordance with the DGCL and the Certificate of Incorporation and bylaws of the Company to obtain the Requisite Shareholder Approval and to deliver to Parent and Merger Sub, within two (2) hours following the execution and delivery of this Agreement, an action by written consent of stockholders in lieu of a meeting that constitutes the Requisite Shareholder Approval, duly executed in accordance with the DGCL and the Certificate of Incorporation and bylaws of the Company.  Within twenty (20) days following the date hereof, the Company shall deliver, in any manner permitted by Applicable Law, the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered such action by written consent and is entitled to such notice under the DGCL (the “Dissenters’ Rights Notice”).  The Company shall take all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to deliver the Dissenters’ Rights Notice and any subsequent notice required to be delivered, or subsequent action required to be taken by the Company, with respect to Dissenting Shares, pursuant to the DGCL.

Section 7.15                                Stockholder Action.  If the Company has not delivered to Parent within thirty (30) calendar days following the date hereof either (a) counterpart signature pages to an action by written consent of stockholders in lieu of a meeting that constitutes the Requisite Shareholder Approval, duly executed in accordance with the DGCL and the Certificate of Incorporation and bylaws of the Company by all of the Company Stockholders or (b) other satisfactory written evidence of waiver of appraisal rights in connection with the Merger by all of the stockholders of the Company in accordance with the DGCL, in each case together with Participation Agreements duly executed by all Company Stockholders and Participating Optionholders, Lovell Minnick shall promptly deliver to the other Company Stockholders and Participating Optionholders a drag-along notice in the manner contemplated by Section 5.02 of the Stockholders Agreement and shall use commercially reasonable efforts to take all other necessary action to exercise its drag-along rights set forth in Section 5.02 of the Stockholders Agreement in accordance with the terms thereof, including to cause all Company Stockholders and Participating Optionholders who have not previously executed such documents to execute and deliver a letter of transmittal and a support and indemnity participation agreement in the form executed by Lovell Minnick Equity Partners II LP.

Section 7.16                                Exclusivity.  From the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, the Company will not, and will cause the Company Subsidiaries, and their respective officers, directors, employees, stockholders, members, partners, managers, advisors, agents and representatives (including Morgan Stanley & Company Incorporated and Lovell Minnick Partners LLC and its investment funds (the “Identified Persons”)) not to, directly or indirectly: (a) solicit, initiate, encourage, assist or respond to the submission of any proposal, offer or inquiry from any Person (other than Parent and its designees) relating to any (i) acquisition or purchase of any Company Shares or other equity interests or any capital stock of the Company or of any of the Company Subsidiaries; (ii) merger, consolidation, recapitalization, share exchange or similar transaction involving the Company or any Company Subsidiary; (iii) sale or other disposition of all or a substantial portion of the assets of the Company or any Company Subsidiary (other than sales in the ordinary course of business); or (iv) any similar transaction or alternative to the Merger and the transactions contemplated by this Agreement involving the Company or any Company Subsidiary (each of the foregoing, a “Competing Transaction”); (b) participate in or continue any discussions or negotiations regarding, furnish any information with respect to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person (other than Parent and its designees) to pursue or effect a Competing Transaction; or (c) enter into any contract, agreement, letter of intent or other commitment, arrangement or understanding with respect to a Competing Transaction.  The Company shall, and shall cause all Persons acting on its behalf (including any Identified Persons) to, immediately cease any existing activities, discussions and negotiations with any Persons (other than Parent and its designees) with respect to any of the foregoing.  The Company shall notify Parent promptly (and not later than three (3) Business Days after) the receipt of any written proposal for a Competing Transaction received by any Acquired Company or, to the Company’s Knowledge, any of the Identified Persons.

Section 7.17                                Termination of Affiliate Arrangements.  The Stockholders Agreement and any other agreements or arrangements between or among the Company or any Company Subsidiary, on the one hand, and any Affiliate of any Acquired Company, any Company Stockholder or any Affiliate of any Company Stockholder, on the other hand, other than (a) agreements or arrangements solely among one or more of the Acquired Companies, (b) agreements with any Company Stockholders or Participating Optionholders who are officers or employees of the Company or any Company Subsidiary regarding employment, confidentiality, non-competition, non-solicitation, non-disparagement, or assignment of intellectual property rights and (c) the agreements or arrangements set forth on Schedule 7.17, shall be terminated as of the Effective Time with no further liability to any Acquired Company, and all obligations and liabilities thereunder shall have been satisfied in full and discharged by the applicable Acquired Companies prior to the Effective Time.

Section 7.18                                Additional Agreements. The terms and conditions of Part 5 of Schedule B hereto are hereby incorporated by reference.

Section 7.19                                Regulatory Cash Accounts. The Company covenants and agrees that, as of the Effective Time, the Cash Equivalents held by the Acquired Companies in the Regulatory Cash Accounts shall be equal to the greater of (a) the amounts in the Regulatory Cash Accounts as set forth on the Most Recent Balance Sheet and (b) the amount necessary to meet the regulatory capital requirements of each Acquired Company that is a registered broker-dealer.

ARTICLE VIII

CONDITIONS

Section 8.01                                Conditions to Obligation of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement (without giving effect to any “Material Adverse Effect,” materiality or similar qualifications contained therein) shall be true as of the Closing as though such representation or warranty was made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of any such representation or warranty to be true would not have, individually or in the aggregate, a Material Adverse Effect; provided, however, that each of the representations and warranties in Sections 4.01, 4.02, 4.05 and 4.06 shall (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date) be true and correct in all respects (as qualified by any “Material Adverse Effect,” materiality or similar qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as though made at and as of the Effective Time.

(b)                                 Performance of Covenants.  The Company shall have performed and complied in all material respects with all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)                                  Absence of Litigation.  As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(d)                                 Company Closing Deliveries.  The Company shall have delivered to Parent each of the following:

(i)                                     a certificate of the Company, executed on its behalf by a duly authorized person thereof, dated as of the Closing Date, stating that the conditions specified in Section 8.01(a)-(c), (e) and (h) have been satisfied;

(ii)                                  a certified copy of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby, and the consummation by the Company of all transactions contemplated hereby and thereby;

(iii)                               the Requisite Shareholder Approval;

(iv)                              evidence reasonably satisfactory to the Parent of the matters set forth on Part 6 of Schedule B hereto;

(v)                                 evidence satisfactory to Parent of the receipt of the consents or approvals from third parties identified on Schedule 8.01(d)(v);

(vi)                              written resignations, effective as of the Effective Time, from all of the directors of each Acquired Company; and

(vii)                           a certificate, signed under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation § 1.897-2(h) so that Parent is exempt from withholding any portion of the Merger Consideration thereunder.

(e)                                  Dissenting Shares.  No more than five percent (5%) of the Company Shares shall have exercised appraisal rights and constitute Dissenting Shares.

(f)                                    Certain Matters.  The condition set forth in Part 7 of Schedule B is hereby incorporated by reference and the matters referenced therein shall be satisfied.

(g)                                 Participation Agreements.  The Company shall have delivered to Parent (i) Participation Agreements from each of the Participating Equityholders and (ii) Participation Agreements in the form of Exhibit E from all but five (5) of the Company Stockholders and Participating Optionholders set forth on Schedule 8.01(g) who are employed by the Acquired Companies as of the Effective Time, and, in the case of both clauses (i) and (ii), the Participation Agreements so delivered shall be in full force and effect in accordance with their respective terms.

(h)                                 No Material Adverse Effect.  Since the date of this Agreement, there shall have been no change, event, circumstance, development, occurrence or effect, that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(i)                                     HSR Waiting Period.  Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(j)                                     FINRA.  The Company shall have delivered to Parent a copy of the completed application submitted to FINRA as part of the clearance process for a change in control of the Distributor Subsidiaries, no provision of any applicable Law shall prohibit the consummation of the Merger, and no Acquired Company shall have received any notice from FINRA pursuant to FINRA’s NASD-incorporated Rule 1017(c)(1) that imposes any interim restriction on such Subsidiary.

(k)                                  Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by the Representative and the Escrow Agent.

(l)                                     Indebtedness; Payoff Letters; Company Transaction Expenses.  Parent shall have received payoff letters and/or releases for all Indebtedness owed by the Acquired Companies as of the Closing Date, which payoff letters and/or releases shall indicate that the lenders of such Indebtedness have agreed to release all Liens in respect of such Indebtedness relating to the assets and properties of the Acquired Companies upon receipt of the amounts indicated therein. Parent shall have received invoices for all Company Transaction Expenses owed by the Acquired Companies as of the Closing Date, which invoices shall indicate that such amounts are the total amounts owed to satisfy such obligations in full.

Parent and Merger Sub may waive any condition specified in this Section 8.01, if Parent or Merger Sub executes a writing so stating at or prior to the Closing.  In addition, any condition specified in Section 8.01(a)-(d) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by each of Parent and Merger Sub if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.02                                Conditions to Obligation of the Company.  The obligation of the Company and the Representative to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by each of Parent and Merger Sub in this Agreement shall be true as of the Closing as though such representation or warranty was made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of any such representation or warranty to be true would not have, individually or in the aggregate, a material adverse effect on either Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)                                 Performance of Covenants.  Each of Parent and Merger Sub shall have performed and complied with in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)                                  Absence of Litigation.  As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated substantially as herein provided.

(d)                                 Certificates.  Each of Parent and Merger Sub shall have delivered to the Company each of the following:

(i)                                     a certificate of Parent and Merger Sub, executed on its behalf by a duly authorized officer of Parent or Merger Sub, as applicable, dated as of the Closing Date, stating that the conditions specified in Section 8.02(a)-(c) have been satisfied; and

(ii)                                  a certified copy of resolutions duly adopted by Parent’s and Merger Sub’s board of directors, board of managers or similar governing body, as applicable, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation by Parent or Merger Sub, as applicable, of all transactions contemplated hereby and thereby.

(e)                                  HSR Waiting Period.  Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(f)                                    Escrow Agreement.  The Escrow Agreement shall have been executed and delivered by Parent and the Escrow Agent.

(g)                                 Third Party Consents.  The Company shall have received the consents or approvals from third parties identified on Schedule 8.02(g).

Each of the Company and the Representative may waive any condition specified in this Section 8.02 if the Company and the Representative execute a writing so stating at or prior to the Closing.  In addition, any condition specified in Section 8.02(a)-(d) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Company and the Representative if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.01           Termination.  This Agreement may be terminated as provided below:

(a)                                  by mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent if there has been a material breach or failure to perform on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 8.01, or Section 8.02, as applicable, to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the other Party of written notice of such breach or failure from the terminating Party (it being understood and hereby agreed that no Party may terminate this Agreement pursuant to this Section 9.01(b) if such breach or failure is cured within such thirty (30) day period); provided that the failure by Parent to deliver the cash proceeds as set forth in the Final Allocation Schedule to the Representative and the Escrow Amount to the Escrow Agent as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Representative;

(c)                                  by either the Company or Parent if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have complied with its obligations under Section 7.05 by using its commercially reasonable efforts to have any such order, decree ruling or other action vacated or lifted);

(d)                                 by either the Company or Parent if the transactions contemplated hereby have not been consummated on or prior to December 31, 2011; provided that no Party shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby on or before such date; or

(e)                                  by Parent pursuant to Section 11.15.

Section 9.02           Effect of Termination.  Except for the provisions of Sections 4.06 and 5.05 (Broker’s Fees), Section 7.02 (Press Releases), Section 7.03 (Transaction Expenses), Section 7.04 (Confidentiality) and Article XI (Miscellaneous) and this Section 9.02, which shall survive any termination of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or its members, stockholders, managers or directors or officers in respect thereof (except for any liability of any Party then in willful breach of this Agreement).

ARTICLE X

INDEMNIFICATION

Section 10.01                          Survival of Representations, Warranties, Covenants and Agreements.  (a) All of the representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and all covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement that are to be performed in their entirety prior to the Closing shall survive the Closing until, and shall terminate on, the date that is eighteen (18) months after the Closing Date (the “Expiration Date”) and (b) the representations and warranties contained in Sections 4.01, 4.02, 4.05, 4.06, 4.12, 4.14(c) (as incorporated by reference from Part 4 of Schedule B hereto), 5.01, 5.02, 5.03 and 5.05 (collectively, the “Fundamental Representations”) and any claim or suit based upon fraud shall survive the Closing until, and shall terminate at, the ninetieth (90th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions).  All covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement that are to be performed in whole or in part after the Closing Date shall survive in accordance with their respective terms.

Section 10.02                          Special Definitions.  Any Person providing indemnification pursuant to the provisions of this Article X is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Article X is hereinafter referred to as an “Indemnified Party.”

Section 10.03                          Indemnification by the Company Stockholders and Participating Optionholders.  Subject to the limitations and on the terms set forth in this Article X, each of the Company Stockholders and Participating Optionholders shall indemnify and hold harmless Parent and Parent’s Affiliates, officers, directors and representatives (the “Parent Indemnified Parties”) from and against and in respect of any and all claims, costs, fees and expenses (including reasonable attorneys’ fees and expenses), liabilities, losses, obligations, awards, judgments, Taxes, interest, fines, penalties and damages (“Damages”) to the extent resulting from: (i) any inaccuracy in any representation or the breach of any warranty made by the Company in this Agreement, the Disclosure Schedule, any ancillary document or in any instrument or certificate required to be delivered pursuant hereto; (ii) any breach by the Company of any covenant or agreement to be performed by it hereunder; (iii) any Indebtedness that should have been deducted from the Merger Consideration as part of the Net Indebtedness but was not so deducted; (iv) any Company Transaction Expenses that should have been deducted from the Merger Consideration but was not so deducted; (v) any claims for appraisal rights made by Dissenting Stockholders; (vi) any errors in the Final Allocation Schedule, any inaccuracy in the amount of Cash Equivalents used to determinate Net Indebtedness  for purposes of calculating the Merger Consideration, any failure of the Final Allocation Schedule to comply with the Certificate of Incorporation, or any failure by the Representative to distribute the proceeds actually received by it hereunder in its capacity as such (and excluding any distributions of proceeds made by the Surviving Corporation in the event of an election pursuant to Section 3.04(b)(iii)) to each Company Stockholder and Participating Optionholder in accordance with this Agreement and the Final Allocation Schedule; or (vii) any fraud of any Acquired Company in connection with this Agreement or the transactions contemplated hereby, the Disclosure Schedule, or any ancillary document or in any instrument or certificate required to be delivered pursuant hereto.

Section 10.04                          Limitations.  Notwithstanding anything herein to the contrary:

(a)                                  Once the aggregate amount of Damages has exceeded the Deductible, the Company Stockholders and Participating Optionholders shall not be required to indemnify any Parent Indemnified Party pursuant to, and shall not have any liability under, this Agreement for any Damages if, with respect to any individual Damages item, such item is less than $50,000 (“Minor Claim”).

(b)                                 The Company Stockholders and Participating Optionholders shall not be required to indemnify any Parent Indemnified Party pursuant to, and shall not have any liability under, this Agreement, until the aggregate amount of all Damages for which the Company Stockholders and Participating Optionholders would, but for this Section 10.04(b), be liable under this Agreement exceeds on a cumulative basis an amount equal to $1,500,000 (the “Deductible”); provided that, if and to the extent such Damages exceed the Deductible, the Company Stockholders and Participating Optionholders shall become liable for only such Damages that exceed the Deductible and are not a Minor Claim;

(c)                                  The limitations set forth in Section 10.04(a) and (b) shall not apply to (i) any claim for indemnification hereunder under Section 10.03(i) in respect of any of the Fundamental Representations, (ii) any claim for indemnification under Section 7.10 or Section 10.03(ii) through (vi), or (iii) any claim based upon fraud (the foregoing, collectively, the “Exempt Claims”). Except for Exempt Claims and except as specifically set forth in the Participation Agreements, the Company Stockholders and Participating Optionholders shall not be required to indemnify any Parent Indemnified Party pursuant to, and shall not have any liability under, this Agreement for any Damages in excess of the then-remaining balance of the Escrow Account, including any earnings thereon.  All indemnification obligations of the Company Stockholders and Participating Optionholders in excess of the Escrow Account shall be several (based upon each Person’s Pro Rata Percentage as set forth on the Final Allocation Schedule) and not joint.

(d)                                 With respect to Exempt Claims, subject to the last sentence of this Section 10.04(d), no Company Stockholder or Participating Optionholder shall be required to indemnify any Parent Indemnified Party pursuant to, and no Company Stockholder or Participating Optionholder shall have any liability under, this Agreement for Damages in respect of Exempt Claims (“Exempt Claims Damages”) once all Damages, calculated cumulatively, exceed an aggregate amount equal to the total cash proceeds received by such Company Stockholder or Participating Optionholder pursuant to this Agreement.  In addition, with respect to any claims for indemnification under Section 7.10 or for a breach of the representations and warranties set forth in Section 4.12 (collectively, “Tax Claims”), following the earlier to occur of (i) the release in full of all amounts held in the Escrow Account and (ii) the Expiration Date, the Company Stockholders and Participating Optionholders shall not be required to indemnify any Parent Indemnified Party pursuant to, and shall not have any liability under, this Agreement for any Tax Claims until the aggregate amount of all Tax Claims first being asserted under this Agreement after the earlier of the dates specified in clauses (i) or (ii) above exceed on a cumulative basis an amount equal to $25,000 (the “Tax Claims Threshold”); provided that, if and to the extent such Tax Claims exceed the Tax Claims Threshold, the Company Stockholders and Participating Optionholders shall become liable for all such Tax Claims from the first dollar.

(e)                                  For purposes of determining any Damages in respect of which the Company Stockholders’ and Participating Optionholders’ have liability under this Article X, appropriate reductions shall be made to reflect (i) the Tax benefits, if any, actually realized by any Parent Indemnified Party in the taxable year in which the Damages are incurred, and (ii) the recovery received by any Parent Indemnified Party in respect of such Damages pursuant to any insurance policy.  If an indemnification payment is received by any Parent Indemnified Party, and such Parent Indemnified Party later recognizes Tax benefits which are actually realized by any Parent Indemnified Party in the taxable year in which the Damages are incurred or any insurance recoveries, as and when described in the immediately preceding sentence, in respect of the related Damages or indemnification payments, that were not previously accounted for with respect to such Damages or indemnification payments when made, Parent shall promptly notify the Representative, and promptly, but in any event no later than five (5) Business Days after delivery of such notice by Parent, shall pay to the Representative an amount equal to the lesser of (A) any such insurance recoveries and Tax benefits, and (B) the actual amount of the indemnification payments previously paid by the Company with respect to such Damages.

(f)                                    Nothing herein shall limit the liability of a Company Stockholder or Participating Optionholder for fraud on the part of such Company Stockholder or such Participating Optionholder, or on the part of the Company in connection with this Agreement or the transactions contemplated hereby, the Disclosure Schedule, or any ancillary document or in any instrument or certificate required to be delivered pursuant hereto.

(g)                                 Notwithstanding anything to the contrary contained in this Agreement, (i) in connection with any Non-Exempt Claims, for purposes of determining whether a breach of this Agreement has occurred, as well as for calculating the amount of Damages to which any indemnification for Non-Exempt Claims would apply, each representation and warranty in this Agreement shall be read without giving effect to any “Material Adverse Effect,” materiality or similar qualifications contained therein and (ii) in connection with any Exempt Claims, solely for purposes of calculating the amount of Damages to which any indemnification for Exempt Claims would apply (i.e., for the avoidance of doubt, not for purposes of determining whether a breach of this Agreement has occurred), each representation and warranty in this Agreement shall be read without giving effect to any “Material Adverse Effect,” materiality or similar qualifications contained therein; provided that, this Section 10.04(g) shall not in any way modify the use of “Material Adverse Effect” in Section 4.08 or the use of the word “Material” in the term “Material Contract.”

(h)                                 Notwithstanding anything contained herein to the contrary, but subject to Section 10.04(f), the Company Stockholders and Participating Optionholders shall not have any liability or otherwise be required to indemnify any of the Parent Indemnified Parties for any Damages as set forth in Part 8 of Schedule B hereto.

Section 10.05                          Indemnification by Parent.  Parent shall indemnify and hold harmless each of the Company Stockholders, the Participating Optionholders and their respective Affiliates, officers, directors and representatives (the “Company Stockholder Indemnified Parties”) against any Damages to the extent resulting from (i) any inaccuracy in any representation or the breach of any warranty made by Parent or Merger Sub in this Agreement, any ancillary document or in any instrument or certificate required to be delivered pursuant hereto and/or (ii) any breach or violation by Parent or Merger Sub of any covenant or agreement to be performed by it hereunder or any covenant or agreement of the Company to the extent required to be performed or complied with by Parent or the Surviving Corporation after the Closing, in either case in or pursuant to this Agreement or any ancillary agreement.

In accordance with Section 11.16, all claims brought by any Company Stockholder Indemnified Party pursuant to this Section 10.05 shall be brought, prosecuted, negotiated and settled only by, and any indemnification payments shall be made only to, the Representative, and the Representative (on behalf of the Company Stockholders and Participating Optionholders) shall be deemed to be the Indemnified Party with respect to any Company Stockholder Party that is an Indemnified Party under this Article X.

Section 10.06                          Exclusive Remedy.  Except as provided in Section 3.05, Section 9.02, Section 10.04(f) or Section 11.02, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article X, Section 7.10, and as expressly provided for in the Participation Agreements.  In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under this Article X, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as provided in Section 3.05, Section 9.02, Section 10.04(f) or Section 11.02, any and all rights, claims and causes of action relating to the subject matter of this Agreement and transactions contemplated hereby (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnifying Party whether arising under or based upon any Law or otherwise.

Section 10.07                          Procedures for Third Party Claims.

(a)                                  To be entitled under this Agreement to indemnification in respect of a claim or demand by another Person (a “Third Party Claim”), an Indemnified Party must deliver to the Indemnifying Party, promptly, but in any event with ten (10) Business Days after receipt of notice of such Third Party Claim, written notice thereof, specifying in reasonable detail, to the extent then known by the Indemnified Party, the amount of such claim and the nature and basis of such claim.  Thereafter, the Indemnified Party shall keep the Indemnifying Party informed on a reasonably current basis as to any significant changes or material developments with respect to the foregoing, including providing copies of all notices and material documents (including court papers) from time to time received by the Indemnified Party or any of its Affiliates or representatives relating to the Third Party Claim.  The failure to so notify or to so keep informed  the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b)                                 If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof with counsel selected by the Indemnifying Party.  Should an Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense; provided, however, that, if the Third Party Claim is made by a customer or supplier of the Indemnified Party and the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of such Third Party Claim would reasonably be expected to materially adversely affect the ability of Parent or the Acquired Companies to conduct its respective business, or if the Indemnified Party in good faith determines, based on the advice of outside counsel, that (i) a conflict of interest exists between the Indemnifying Party and Indemnified Party in connection with such Third Party Claim which is relevant to the Indemnifying Party assuming such defense or (ii) that the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Action relating to any such Third Party Claim, at the sole cost of the Indemnifying Party; provided, further, that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, each Party shall reasonably cooperate in the defense or prosecution of such Third Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information (including those of the Acquired Companies, if applicable) which are reasonably requested and relevant to such Third Party Claim, and making employees (including those of the Acquired Companies, if applicable) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  No compromise or settlement of any Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless (i) there is no finding or admission of any violation of Law, (ii) there is no injunctive or other equitable relief implicated, (iii) the amount payable in respect of such claim is less than the amount available in the Escrow Account to satisfy such claim pursuant to the terms of this Article X, and (iv) each Indemnified Party that is Party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim.  The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party does not assume the defense of such Third Party Claim within thirty (30) days after receiving written notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim (with the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed)) without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder.

(c)                                  This Section 10.07 shall not apply to Third Party Claims in respect of Taxes, which shall be governed solely by Section 7.10(f).

Section 10.08                          Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall promptly deliver written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced, or materially increased the amount of Damages payable by, the Indemnifying Party.  The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records (and, if the Company Stockholders and Participating Optionholders are the Indemnifying Party, the Acquired Companies’ books and records) during normal business hours for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.  The Indemnifying Party shall notify the Indemnified Party within forty five (45) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X.  If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute.  Promptly following the final determination of the amount of Damages to which the Indemnified Party is entitled (whether determined in accordance with this Section 10.08 or by a court of competent jurisdiction), the Indemnifying Party shall pay such Damages to the Indemnified Party in accordance with Section 10.11.

Section 10.09                          Duty to Mitigate.  The Indemnified Party shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article X to the extent required by applicable Law; provided, however, that the Indemnified Party shall not be required to take any actions to mitigate the amount of Damages with respect to Taxes to the extent such actions would have an adverse impact on such Indemnified Party.  In addition and without limitation of the foregoing obligation, if the Indemnified Party is Parent or any Acquired Company, such Indemnified Party shall further take commercially reasonable measures to attempt to recover any insurance proceeds available to offset such Damages under insurance policies maintained by the Acquired Companies (a) that are in effect at the Effective Time and remain in full force and effect immediately after the Effective Time and (b) for which all premiums have been fully paid prior to the Effective Time through the time at which such Damages were incurred or are otherwise covered by such policy; provided that, nothing herein shall obligate such Indemnified Party to seek to recover such insurance proceeds prior to seeking indemnification under this Article X.

Section 10.10                          Damages.  Notwithstanding anything to the contrary herein, but subject to Section 10.04(f), (a) in connection with an Exempt Claim, no Person shall be liable to or otherwise responsible for consequential, special, indirect, incidental, punitive or exemplary damages, for diminution in value, lost opportunity costs, lost prospective economic advantage or lost profits or any damages measured by lost profits or a multiple of earnings, other than punitive damages awarded to a third party in respect of a Third Party Claim and (b) in connection with a Non-Exempt Claim, no Person shall be liable to or otherwise responsible for punitive damages, other than punitive damages awarded to a third party in respect of a Third Party Claim.

Section 10.11                          Payment of Damages.

(a)                                  No later than ten (10) Business Days following the final determination of the amount of any Damages payable to any Parent Indemnified Party in accordance with this Article X, the Representative shall direct the Escrow Agent to release to Parent, from the Escrow Account, the lesser of (i) the amount of such Damages and (ii) the then remaining balance of the Escrow Account, including any earnings thereon, it being understood that the Escrow Account shall be (A) Parent’s sole and exclusive source of recovery with respect to claims other than Exempt Claims (“Non-Exempt Claims”) arising under, or otherwise in connection with, this Agreement or the transactions contemplated hereby and that, following release in full of all amounts held in the Escrow Account, the Company Stockholders and Participating Optionholders shall have no further liability hereunder in connection with such Non-Exempt Claims and (B) subject to Section 7.10(a), Parent’s first and primary source of recovery prior to the release in full of all amounts held in the Escrow Account with respect to Exempt Claims arising under, or otherwise in connection with, this Agreement or the transactions contemplated hereby.

(b)                                 Following the release in full of all amounts held in the Escrow Account and solely with respect to Exempt Claims, and subject to limitations set forth in Section 10.04(d), no later than ten (10) Business Days following the final determination of the amount of any Exempt Claims Damages payable to a Parent Indemnified Party in accordance with this Article X, each Company Stockholder and Participating Optionholder shall pay to Parent, in cash, by wire transfer of immediately available funds to an account designated in writing by Parent, such Company Stockholder’s or Participating Optionholder’s pro rata portion (based upon their respective Pre-Closing Percentages) of the amount of such Exempt Claims Damages.

(c)                                  No later than ten (10) Business Days following the final determination of the amount of any Damages payable to a Company Stockholder Indemnified Party in accordance with this Article X, Parent shall pay to the Representative (for the benefit of the Company Stockholders and Participating Optionholders pro rata in accordance with their Pre-Closing Percentages as set forth on the Final Allocation Schedule), in cash, by wire transfer of immediately available funds to an account designated in writing by the Representative, the amount of such Damages.

Section 10.12                          Treatment of Indemnity Payments.  Following the Closing, any payment made pursuant to this Article X shall be treated by the Parties, for federal Income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Company Stockholders and Participating Optionholders in the transaction contemplated by this Agreement.

Section 10.13                          Release of Escrow.  On the Expiration Date, Parent and the Representative shall direct the Escrow Agent to release to the Representative, from the Escrow Account, an amount equal to the positive difference between (i) the then remaining balance of the Escrow Account, including any earnings thereon, minus (ii) the amount of Damages for which a Parent Indemnified Party has timely made a claim for indemnification pursuant to Section 10.03 and which claim has not then been finally determined in accordance with this Article X, and the Representative shall disburse such released amount to the Company Stockholders and Participating Optionholders pro rata in accordance with their Pre-Closing Percentages as set forth on the Final Allocation Schedule.  In the event any portion of the Escrow Account is not released to the Representative on the Expiration Date as a result of the reduction in respect of clause (ii) foregoing, following the final determination of any such outstanding claims and, as applicable, payment in respect thereof, the Representative and Parent shall promptly, and in any event within ten (10) Business Days, direct the Escrow Agent to release to the Representative, from the Escrow Account, any remaining amounts to be distributed to the Company Stockholders and Participating Optionholders, and the Representative shall disburse such released amount to the Company Stockholders and Participating Optionholders pro rata in accordance with their Pre-Closing Percentages as set forth on the Final Allocation Schedule.

ARTICLE XI

MISCELLANEOUS

Section 11.01                          No Third Party Beneficiaries. Except as set forth in Section 7.08 (Directors’ and Officers’ Indemnification), Section 7.10(a) (Tax Indemnification), Section 10.03 (Indemnification by the Company Stockholders and Participating Optionholders) and Section 10.05 (Indemnification by Parent), this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.02                          Remedies.  Notwithstanding anything herein to the contrary, the Parties hereby agree that in the event any of the Company or the Representative, on the one hand, or Parent or Merger Sub, on the other hand, violates any provision of this Agreement, the remedies at Law available to Parent and Merger Sub, on the one hand, or the Company and the Representative, on the other hand, may be inadequate.  In such event, each Party shall have the right, in addition to all other rights and remedies it may have, to specific performance and/or injunctive or other equitable relief to enforce or prevent any violations by the other applicable Parties hereto.

Section 11.03                          Entire Agreement.  This Agreement, including the Disclosure Schedule, and the documents referred to herein constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 11.04                          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights or interests or delegate any of its obligations hereunder without the prior written approval of the other Party; provided that each of Parent and Merger Sub may (i) assign any of all of its rights and interests hereunder as collateral security to any lender, (ii) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (iii) designate one or more of its Affiliates to perform its obligations hereunder; provided, however, in each case of clauses (i), (ii) or (iii), Parent and Merger Sub shall remain responsible for the performance of all of its obligations hereunder.

Section 11.05                          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 11.06                          Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.07                          Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first-class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses or facsimile numbers:

If to the Company (prior to the Closing) or the Representative, addressed to it at:

c/o Lovell Minnick Partners LLC

150 N. Radnor Chester Road

Suite A200

Radnor, PA 19087

Fax: (610) 995-9680

Attention: James E. Minnick

with copies (which shall not constitute notice) to:

c/o Lovell Minnick Partners LLC

The Plaza at Continental Park

2141 Rosecrans Avenue, Suite 5150

El Segundo, CA 90245

Fax:  (310) 607-9942

Attention:                                         General Counsel

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Fax:  (213) 680-8500

Attention:                                         John A. Weissenbach

Tana M. Ryan

If to Parent, Merger Sub or the Company (after the Closing), addressed to it at:

DST Systems, Inc.

333 W. 11th Street, 5th Floor

Kansas City, MO 64105

Fax: (816) 435-8630

Attention: Randall D. Young

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Fax:  (617) 235-0425

Attention:                                         Brian D. McCabe

Timothy W. Diggins

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Fax: (646) 728-1581

Attention:                                         Christopher C. Henry

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 11.07 or by facsimile transmission to the facsimile number as provided in this Section 11.07, be deemed given on the day so delivered if delivered before 5:00 p.m. New York time of the recipient on a Business Day, and otherwise on the next following Business Day, (ii) if delivered by mail in the manner described above to the address as provided in this Section 11.07, be deemed given on the earlier of the third Business Day following mailing or upon actual receipt, and (iii) if delivered by overnight courier to the address as provided in this Section 11.07, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.07.  Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 11.08                          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.09                          Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10                          Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of New York located in New York County or (b) the United States District Court for the Southern District of New York located in the Borough of Manhattan, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York located in the Borough of Manhattan or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of New York located in New York County.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth in Section 11.07 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.10.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of New York located in the Borough of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing in this Section 11.10, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 11.11                          Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Representative.

Section 11.12                          Incorporation of Exhibits and Schedules.  Each of the exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.13                          Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Section 11.14                          Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.”

Section 11.15                          Disclosure Schedule.

(a)                                  The information set forth in each section or subsection of the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if and to the extent that it is reasonably apparent on its face that it applies to such other section or subsection of this Agreement and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule.  Prior to the Closing, the Company shall have the right from time to time to supplement, modify or update the Disclosure Schedule (a “Schedule Update”) in order to disclose any matter, event, fact or occurrence arising after (or which the Acquired Companies first obtains Knowledge of) the date hereof that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  If the information contained in any Schedule Update would, individually or in the aggregate with all other new information disclosed to Parent pursuant to this Section 11.15, be expected to have a Material Adverse Effect on the Acquired Companies, then Parent shall have the right to terminate this Agreement by providing written notice of such termination to the Company within five (5) Business Days of Parent’s receipt of such Schedule Update.  If Parent does not provide written notice of such termination to the Company within five (5) Business Days of Parent’s receipt of the Schedule Update, then the Schedule Update shall be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties in Article IV, and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of the occurrence, or failure to occur, of the event or events set forth in the Schedule Update.   From and after the time of any such Schedule Update, references to the Disclosure Schedule shall be references to the Disclosure Schedule as so supplemented, modified and/or updated.

(b)                                 From and after the date hereof, to the extent either the Company or Parent has Knowledge thereof, such Party shall, from time to time prior to the Closing, promptly notify the other in writing of: (i) any circumstance, event or action the existence, occurrence or taking of which would reasonably be expected, individually or in the aggregate, to result in the failure of any of the conditions set forth in Article VIII to the other Party’s obligations to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) subject to Section 7.05, any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.  Except as set forth in  Section 11.15(a), Parent’s receipt of information pursuant to this Section 11.15(b) or otherwise shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company.

Section 11.16                          Company Stockholder Representative.

(a)                                  Each Company Stockholder and Participating Optionholder, by virtue of his, her or its approval of this Agreement and execution of a letter of transmittal and/or acceptance of any consideration contemplated by Article III, irrevocably nominates, constitutes and appoints the Representative as the agent, agent for service of process and true and lawful attorney-in-fact of such Company Stockholder or Participating Optionholder, as applicable, with full power of substitution, to act in the name, place and stead of such Company Stockholder or Participating Optionholder, as applicable, with respect to this Agreement and the Escrow Agreement and the taking by the Representative of any and all actions (whether prior to, contemporaneously with, or after such nomination, constitution and appointment) and the making of any decisions required or permitted to be taken or made by the Representative under this Agreement or the Escrow Agreement, including the exercise of the power to execute, deliver, acknowledge, certify and file (in the name of any or all of the Company Stockholders and Participating Optionholders or otherwise) any and all documents and to take any and all actions that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate on or after the date of this Agreement, including the power to act on behalf of any Company Stockholder or Participating Optionholder in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement and the power to receive on behalf of, and to distribute (after payment from the Representative Holdback Amount or otherwise of any unpaid expenses chargeable to a Company Stockholder or Participating Optionholder in connection with the transactions contemplated by this Agreement and the Escrow Agreement), all amounts payable to such Company Stockholder or Participating Optionholder, as applicable, under the terms of this Agreement and the Escrow Agreement.

(b)                                 All notices delivered by the Parent or the Acquired Companies following the Closing to the Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to the Company Stockholders and Participating Optionholders.

(c)                                  The power of attorney granted in this Section 11.16: (i) is coupled with an interest and is irrevocable; and (ii) shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Company Stockholder and Participating Optionholder and (iii) may be delegated by the Representative.

(d)                                 Without limiting the generality of Section 11.16(a) and notwithstanding anything to the contrary contained in this Agreement or the Escrow Agreement, Parent shall be entitled to deal exclusively with the Representative on all matters described in Section 11.16(a), and each Parent Indemnified Party shall be entitled to deal exclusively with the Representative on all matters relating to Section 7.10 or Article X, and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder or Participating Optionholder by the Representative, and on any other action taken or purported to be taken by the Representative on behalf of any Company Stockholder or Participating Optionholder by the Representative, as fully binding upon such Company Stockholder or Participating Optionholder.

(e)                                  The Representative may at any time designate a replacement Representative and each Company Stockholder and Participating Optionholder, by virtue of his, her or its approval of this Agreement, hereby consents to such replacement Representative.  If the Representative shall die, become disabled, be dissolved or otherwise be unable to fulfill its responsibilities as representative of the Company Stockholders and Participating Optionholders, then the Company Stockholders and Participating Optionholders shall, by majority vote (based on a number of votes constituting at least a majority of the Pre-Closing Percentage) within thirty (30) days after such death, disability or dissolution, appoint a successor representative and, promptly thereafter, shall notify Parent of the identity of such successor.  Any such successor shall become the “Representative” for purposes of this Agreement.

(f)                                    No bond shall be required of the Representative and the Representative shall receive no compensation for its services.  The Representative shall not be liable to any Company Stockholder or Participating Optionholder for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), and shall further not be liable to Parent or the Acquired Companies for any act done or omitted hereunder as Representative absent bad faith or fraud on the part of the Representative.  The Representative shall be entitled to be indemnified by the Company Stockholders and Participating Optionholders, severally and not jointly, in accordance with such Person’s Pre-Closing Percentage, for any loss, liability or expense incurred on the part of the Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder.  The Representative shall be entitled to recover from each Company Stockholder and Participating Optionholder, severally and not jointly, in accordance with such Person’s Pre-Closing Percentage, any out-of-pocket costs and expenses reasonably incurred by the Representative in good faith in connection with actions taken by the Representative pursuant to this Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs), and may offset any amounts received on behalf of such Persons pursuant to Section 3.04(b) and Section 10.11(c) in order to satisfy such payment obligations.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ALPS HOLDINGS, INC.
a Delaware corporation

By:	/s/ Edmund J. Burke
Name: Edmund J. Burke
Title: Chief Executive Officer

[Signature Page - Merger Agreement]

LM ALPS SR LLC
a Delaware limited liability company

By:	/s/ James E. Minnick
Name: James E. Minnick
Title: President

[Signature Page - Merger Agreement]

DST SYSTEMS, INC.
a Delaware corporation

By:	/s/ Stephen C. Hooley
Name: Stephen C. Hooley
Title: President

KETTLE HOLDINGS, INC.
a Delaware corporation

By:	/s/ Stephen C. Hooley
Name: Stephen C. Hooley
Title: President

[Signature Page - Merger Agreement]